Exhibit 4.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[*****] indicates the redacted confidential portions of this exhibit.

SHARE PURCHASE AGREEMENT

by and among

 PURPLE BIOTECH LTD.

as the Buyer

and

THE SHAREHOLDERS OF IMMUNORIZON LTD.

as the Sellers

and

M. ARKIN (1999) LTD.

as the Stockholders Representative

Dated as of February 1, 2023

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of February 1, 2023 (the “Effective Date”), by and among Purple Biotech Ltd, an Israeli publicly traded corporation (“Buyer”), and the shareholders of Immunorizon Ltd., an Israeli private corporation (the “Company”), who are identified on Exhibit A attached hereto (collectively “Sellers” and individually a “Seller”), and M. Arkin (1999) Ltd. of 6 Ha’Choshlim St. Herzelia, Israel (the “Stockholder Representative”). Buyer, each of the Sellers and the Stockholder Representative are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Sellers who have executed this agreement as of the Effective Date own beneficially and of record in the aggregate the issued and outstanding shares of the Company as set forth on Exhibit A attached hereto (the “Shares”).

B.	This Agreement contemplates a series of transactions in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, the Shares, in return for the consideration and other obligations set forth below and in the agreements and undertakings annexed hereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements, representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1 For purposes of this Agreement, the following terms have the meanings specified:

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is in common control with, any other Person. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Annual Net Sales” means the aggregate Net Sales of Products in any calendar year.

“Bring Along” means the provisions of Article 28 of the Company Articles.

“Business Day” means a day which is neither a Saturday or Sunday, nor any other day on which banking institutions in Israel are authorized or obligated by Law to close.

“Buyer Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Buyer taken as a whole; (b) Sellers’ right to own, or to receive dividends or other distributions with respect to, the shares of the Buyer; or (c) the ability of the Buyer to perform any of their material covenants or obligations under this Agreement or under any other contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement such that any such inability to perform would impair the ability of Buyer to consummate the transactions contemplated hereby.

“Company Articles” means the Articles of Association of the Company in effect as of the Effective Date.

“Company Intellectual Property” means all Intellectual Property of the Company covering the Technology, existing as of the date hereof and any and all Intellectual Property hereinafter derived from or prepared using the Technology.

“Company Material Adverse Effect” means any Effect that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Company taken as a whole; (b) Buyer’s right to own, or to receive dividends or other distributions with respect to, the shares of the Company; or (c) the ability of the Company or any of the Sellers to perform any of their material covenants or obligations under this Agreement or under any other contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement such that any such inability to perform would impair the ability of Sellers to consummate the transactions contemplated hereby.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of the Company, Buyer or their respective customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know- how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include information that the recipient can document via dated written records (a) is already or becomes in the public domain through no fault of recipient; (b) was, as between the Parties, lawfully in recipient's possession prior to receipt from discloser; or (c) is received by recipient independently from a third party free to lawfully disclose such information to recipient. Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public.

“Damages” means all penalties, fines, costs, Liabilities, obligations, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the US Food and Drug Administration.

“First Commercial Sale” shall mean the first sale of a Product by an Invoicing Entity to an unaffiliated third party after approval of Governmental Authority for the sale of the Product in any country has been obtained.

“GAAP” means either U.S. generally accepted accounting principles, or International Financial Reporting Standards, consistently applied.

“Governing Documents” means, as to any Person, the articles of incorporation or certificate of incorporation and code of regulations and/or bylaws (if such Person is a corporation); the partnership agreement and partnership certificate (if such Person is a partnership); or the articles of organization and operating agreement (if such Person is a limited liability company); and other documents relating to and establishing or governing the existence and legal operation of such Person, of any type or nature, each as amended to date.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, Israel, or any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, including the FDA.

“Government Grant” means any grant, incentive, exemption and subsidy from the government of the State of Israel or any agency thereof, or from any other U.S. or foreign Governmental Authority, granted to the Company, including grants from the Israeli Innovation Authority and the Israeli Ministry of Economy.

“Indebtedness” means without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or other financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business); (c) all obligations of the Company to pay rent or other amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP (applied on a basis consistent with the basis on which the Financial Statements were prepared and in accordance with the Company’s historic past practice); (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers, acceptances or similar facilities issued for the account of the Company; (e) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or an-arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Security Interest existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender consent; and (i) all obligations of the Company, whether interest bearing or otherwise, owed to any security holder of the Company and/or any Affiliate of any security holder of the Company.

“Intellectual Property” means, collectively, in the United States, Israel and all other countries or jurisdictions, all intellectual property and other proprietary rights of any kind or nature whether registered or unregistered, whether protected, created or arising under any Law, including the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, design rights and industrial designs (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and Confidential Information (including confidential ideas, research and development, know-how, discoveries, knowledge, technology, techniques, designs, drawings, correspondence (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, aggregations of data, compilations of data, data collections, data sets, organized, structured or curated data content, and data layers, devices, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, methods, formulas, compositions, materials, manufacturing and production processes and techniques, technical and other data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable), (e) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, (f) and all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Israeli Securities Laws” means the Israeli Securities Law, 5728-1968, the rules and regulations promulgated under thereunder, and any listing rules and regulations of the TASE.

“ITA” means the Israeli Tax Authority.

“Knowledge” means, when referring to the “knowledge” of a Seller or Buyer and/or any similar phrase or qualification based on knowledge of the Seller or Buyer, as applicable, the actual knowledge of the Seller or Buyer, as applicable, and any employee, officer or person serving on the ultimate governing body (i.e., director of a corporation, manager of a limited liability company or other equivalent role) of the Seller or Buyer, as applicable, in each case, after a reasonably diligent investigation with the directors and officers of the Company (to the extent relevant).

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority, including any Information Privacy and Security Law.

“Liabilities” means any Indebtedness, liabilities (including severance pay and accrued vacation days due to the Employees which are not fully funded in the Financial Statements), demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any contract (whether written or oral), Law or tort and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, warrants, rights, calls, commitments or other contract rights, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Net Sales” means: (A) the gross amount invoiced on sales of Products by Company, its Affiliates, licensees or any third party that licenses or sells Products on behalf of Buyer or its Affiliates or based on a license granted to such third party by Buyer or its Affiliates (each, an “Invoicing Entity”), less the following: (i) all trade, cash and quantity credits, discounts, refunds or rebates and any other adjustments, including those granted on account of price adjustments or billing errors to the extent actually allowed and taken; (ii) returns, retroactive price reductions, bad debts, or chargebacks; (iii) price reductions, rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; (iv) costs of freight, insurance, and other transportation charges; as well as any reasonable fees for services provided by wholesalers, distributors, warehousing chains and other third parties related to the distribution of such Products; (v) sales taxes, duties and other governmental charges (including value added tax) to the extent separately stated on the invoice; (vi) the costs of any delivery system that is packaged and sold as a unitary product with any Product; and (vii) any other similar and customary deductions that are consistent with GAAP. In any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business. In the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced by such Affiliate on resale, and (B) any amount or consideration received by the Company or its Affiliates from third party in connection with any right granted, license given or agreement entered into by Company, under or with respect to or permitting any use of any of the Company Intellectual Property or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Products (other than if such amount or consideration which have been received by the Company or its Affiliates from such third party are designated in good faith, under Buyer’s and/or the Company’s contractual obligation, for covering the actual or expected and reasonable costs and expenses necessary to further develop the Product by the Buyer and/or the Company after the date of signature of the relevant Sublicense; provided, however, that the Buyer provides the Stockholders’ Representative, within thirty (30) days of the receipt of such amounts, with a written report certified as being correct by an officer of the Buyer, specifying the actual or expected costs and expenses of the development for which such amounts were received and certifying that such costs and expenses have been, or are being, or designated to be incurred by the Buyer or the Company), to the extent such right, license or agreement do not constitute an Exit Transaction.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company, as applicable.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Patents” means all patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

 “Paying Agent” means Altshuler Shaham Trusts Ltd. or another independent third party paying agent mutually acceptable to the Buyer and the Stockholders Representative.

“Paying Agent Agreement” means a paying agent agreement by and among the Buyer, the Sellers, the Stockholder Representative and the Paying Agent, dated as of the Closing Date.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Phase I Study” shall mean a clinical trial in which a Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Product.

“Phase III/Pivotal Study” shall mean a human clinical trial of a Product, which trial is designed to demonstrate the safety and efficacy in a manner sufficient to file for marketing authorization.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, investigation or audit of any nature whether civil, criminal, administrative, regulatory or otherwise and whether at Law or in equity.

“Product” means a product, service or process that: (i) comprises, contains or incorporates Company Intellectual Property (in whole or in part) or (ii) which has been developed, manufactured or performed using or based on Company Intellectual Property (in whole or in part), or (iii) the making, using or selling of which falls within the scope of the Company Intellectual Property (in whole or in part), or (iv) any other use, commercialization and/or exploitation of Company Intellectual Property in any manner whatsoever and for any purpose or indication whatsoever, with respect to all of the foregoing.

“Related Party” means each officer or director of the Company and its Affiliates, each family member of any director or officer of the Company and its Affiliates, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing.

“SAFEs” means the Convertible Security Agreement dated January 20, 2020, the Convertible Security Agreement dated February 22, 2022 and the Convertible Security Agreement dated May 22, 2022.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic’s and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act and the Israeli Securities Laws.

“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee, or other Service Provider of the Company.

“TASE” means the Tel Aviv Stock Exchange.

“TASE Approval” means the TASE's approval for the listing of the Ordinary Shares underlying the Upfront Shares for trade on TASE.

“Tax” and collectively “Taxes” means any and all multi-national, U.S. Israeli, federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare (whether or not considered a tax under applicable Law), escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest inflation indexation, linkage differentials, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; the foregoing will include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns’’ means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Withholding Certification(s)” means a valid certification or ruling or any other written instructions regarding Tax withholding issued by the ITA that is applicable to the payments to be made to any person pursuant to this Agreement, in form and substance reasonably acceptable to the Paying Agent and Buyer, in accordance with applicable Law and practice (which, for the avoidance of doubt, with respect to any Seller, includes, the Buyer’s opportunity to review, comment and approve the application to the ITA for the issuance of such certificate, to the extent such application is so filed in connection with this Agreement) (which approval will not be unreasonably withheld or delayed and in any event will be provided within three (3) Business Days), issued specifically in connection with the payments and deliverables to be received by such person pursuant to this Agreement: (i) exempting the Buyer and/or Paying Agent from the duty to withhold Israeli Tax with respect to a payment made under this Agreement, (ii) determining the applicable rate of Israeli Tax to be withheld from such payment, or (iii) providing any other instructions regarding the payment or withholding with respect to such payment.

“Technology” means Company’s proprietary technology covered by the Patents listed in Schedule 4.13A or otherwise described as part of the proprietary know how of the Company in Schedule 4.13B.

“Technology Transfer” means all activities taken and assistance to be provided pursuant to the Technology Transfer Plan in an effort to provide the Buyer with the data and information concerning the research and development of the Technology including any previous actions taken in connection thereof and any future plans recommended in an effort to meet the milestones set forth in Section 2.3 below.

“Technology Transfer Plan” means the work plan attached hereto as Schedule 2.3(i)(A).

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Documents” means this Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements (“Ancillary Agreements”) executed in connection with the transactions contemplated hereunder.

“U.S.” or “United States” means the United States of America.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Transactions. Subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from each Seller, and each Seller agrees to sell, assign, transfer and deliver to Buyer, all of such Seller’s Shares for the consideration specified in this Article 2, free and clear of any and all Security Interests, it being clarified that to the extent that a Company shareholder has not signed this Agreement (a “Non-Party Company Shareholder”), such Non-Party Company Shareholder shall sell all of its Company Shares at Closing pursuant to the terms hereof, by signing a joinder agreement hereto and becoming a Seller as defined herein or pursuant to the application of the Bring Along by the Company at or prior to the Closing, all on the terms and subject to the conditions more fully set forth in this Agreement.

The issued and outstanding Shares of the Company to be sold, assigned and transferred pursuant to this Article 2 total in the aggregate 6,821,682 Shares, and represent, as of the date hereof, all of the issued and outstanding share capital, as well as any other equity instruments, of the Company on a fully diluted basis (i.e., including conversion of outstanding options and SAFEs).

2.2 Purchase Price for Shares.

In consideration of the sale, transfer, assignment, and delivery of the Shares, according to this Agreement, the Buyer shall pay the following consideration to the Sellers:

2.2.1 Closing Consideration. At the Closing, upon the terms and subject to the conditions set forth herein and subject to Section 2.6 below, Buyer shall: (i) pay to the Paying Agent, for distribution to the Sellers as set forth in the Spreadsheet and the Paying Agent Agreement, the aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000) out of which, the Transaction Expenses shall be deducted (the “Upfront Payment"); (ii) deposit with the Paying Agent certificates (whether physical or digital) or other formal approval from The Bank of New York Mellon (“BNYM”), which is the registered holder of the shares represented by the ADSs (as defined below) issued under the Deposit Agreement, dated as of November 20, 2015, by and among the Buyer, BNYM, as depositary (the “Depositary”) and the owners and holders of ADSs issued thereunder (the “Deposit Agreement”) governing Buyer’s ADR program, evidencing the Upfront Shares registered in the name of the certain Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, reflecting such number of Buyer’s American Depositary Shares (“ADS”, each ADS representing ten (10) ordinary shares of the Buyer of no par value) representing aggregate value of Three Million Five Hundred Thousand Dollars ($3,500,000), at a price per Buyer ADSs equal to $1.58 (calculated based on the NASDAQ volume-weighted average price of Buyer ADSs for the 60-day period preceding the date of this Agreement) (the “Upfront Shares”); and (iii) wire the amount of the Transaction Expenses to the Paying Agent, for payment of the Transaction Expenses in accordance with the Spreadsheet to the applicable third parties listed on Schedule 4.8(ii). In the event that during one year following the Closing, the Buyer enters into a Dilutive Event, as defined in the Registration Rights Agreement (as defined below), and at such time a Seller who received Upfront Shares holds any such shares, a price protection mechanism, as indicated in the Registration Rights Agreement will be effected with respect to such Upfront Shares, under the terms and conditions set forth therein.

2.2.2 Upon the Effective Date, the Stockholders’ Representative shall deliver to the Buyer and the Paying Agent a spreadsheet attached hereto as Exhibit B (“Spreadsheet”) specifying (i) the allocation of the Upfront Payment out, the Upfront Shares and any Contingent Payment among the Sellers, and (ii) the Transaction Expenses. The parties hereto acknowledge that the Buyer and the Paying Agent shall be entitled to rely on the Spreadsheet, and any payments made pursuant to this Agreement by Buyer or the Paying Agent in accordance with the Spreadsheet will be deemed to have been made in accordance with this Agreement, and Buyer’s obligation to make payments under this Agreement shall be deemed to have been satisfied.

2.2.3 Treatment of Company Options. No options or warrants to purchase share capital of the Company that are issued and outstanding as of immediately prior to the Closing (“Options”) shall be assumed by the Buyer and shall be either exercised prior to the Closing (with the holder thereof, participating as a Seller) or terminated or cancelled. Each Option shall be cancelled and extinguished as of the Closing for no consideration prior to the Closing.

2.2.4  Immediately prior to the Closing, the SAFEs shall be converted into Preferred A shares of the Company, which such shares shall be part of the Shares and as of the Closing, the SAFEs shall be terminated and such Shares purchased hereunder.

2.3 Post-Closing Payments.

Following the Closing, and subject to Section 2.6, the Sellers shall be entitled to one or more of the contingent payments set forth in Section 2.3 if the applicable conditions of this Section 2.3 are met (any and all payments pursuant to this Section 2.3, “Contingent Payment”):

(i)	Development Milestones.

(A)	Upon and subject to the achievement of successful completion of [*****] (which shall be clearly defined in such study protocol ) with the first lead drug candidate and successful completion of the Technology Transfer in accordance with the Technology Transfer Plan attached hereto as Schedule 2.3(i)(A), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, an amount equal to [*****] Dollars ($[*****]); and

(B)	Upon initiation of [*****], Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, an amount equal to [*****] Dollars ($[*****]).

(ii)	Regulatory Milestones.

(A)	Upon obtaining FDA approval for the commercial distribution of a first Product in the USA, Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, an amount equal to [*****] Dollars ($[*****]); and

(B)	Upon obtaining the first approval of the European Agency for the Evaluation of Medicinal Products (EMEA) or any successor agency thereto for the commercial distribution of a Product in Europe, Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, an amount equal to [*****] Dollars ($[*****]).

(iii)	Sales Milestones.

(A)	When Annual Net Sales first reach [*****] Dollars ($[*****]), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a one-time payment of [*****] Dollars ($[*****]);

(B)	When Annual Net Sales first reach [*****] Dollars ($[*****]), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a one-time payment of [*****] Dollars ($[*****]);

(C)	When Annual Net Sales first reach [*****] Dollars ($[*****]), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a one-time payment of [*****] Dollars ($[*****]);

(D)	When Annual Net Sales first reach [*****] Dollars ($[*****]), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a one-time payment of [*****] Dollars ($[*****]); and

(E)	When Annual Net Sales first reach [*****] Dollars ($[*****]), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a one-time payment of [*****] Dollars ($[*****]).

The foregoing sales milestones shall be calculated on an annual basis and are not cumulative, except that in the event that more than one sales milestone is achieved during any calendar year, the applicable sales milestone payments in respect of each of such milestones shall be cumulatively payable.

Subject to Section 2.6 below, payment of Contingent Payments will be made by Buyer to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, within forty five (45) days following the achievement by the Company of the applicable milestone. For the avoidance of doubt, the foregoing sales milestone payments are payable in addition to the running royalty due on Net Sales pursuant to Section 2.3(iv) below.

(iv)	Royalties. Subject to Section 2.6 below, Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, a running royalty of [*****] percent ([*****]%) of Net Sales of Products. The royalties set forth in this Section 2.3(iv) shall be payable during a period that shall continue on a Product-by-Product and country-by-country basis, until the expiration of the last to expire of any Patents covering the applicable Product, in such country (the “Royalty Period”). Royalty payment shall be made annually following First Commercial Sale during the Royalty Period.

(v)	Sublicense and Exit Fee. In the event of: (a) Buyer’s and/or Company’s execution of an exclusive irrevocable license for the sale of the Products in the US and/or entire Europe and/or worldwide (other than if the proceeds received from the licensee in connection with such exclusive license are designated in good faith, under Buyer’s and/or the Company’s contractual obligation, for covering the actual or expected and reasonable costs and expenses necessary to further develop the Product by the Buyer and/or the Company after the date of signature of the relevant sublicense; provided, however, that the Buyer provides the Stockholders’ Representative, within thirty (30) days of the receipt of such amounts, with a written report certified as being correct by an officer of the Buyer, specifying the actual or expected costs and expenses of the development for which such amounts were received and certifying that such costs and expenses have been, or are being, or designated to be incurred by the Buyer or the Company), or (b) sale of all or substantially all the Company Intellectual Property, or any part thereof, the sale of all or substantially all of the assets of the Company, or the sale of all or substantially all of the shares of the Company, including by way of a merger to any third party (i.e. not the Buyer or an Affiliate thereof); or (c) any third party (i.e. not the Buyer or an Affiliate thereof) is or becomes the owner of voting securities of the Company representing more than 50% of Company’s outstanding voting securities or rights to acquire such securities, other than if such third party is or becomes the owner of voting securities of the Company representing more than 50% of Company’s outstanding voting securities or rights to acquire such securities in connection with a bona fide financing transaction of the Company (each such transaction an “Exit Transaction”), Buyer shall pay to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, the following portion of any consideration actually received by Buyer or its shareholders in connection with the Exit Transaction, which such fixed consideration actually received by the Buyer or its shareholders is not received in connection with, or conditional upon, sale of the Product (in which case the royalties described on Section 2.3(iv) will be paid), net of the value of the R&D costs actually expended by Buyer in connection with the Company Intellectual Property as of the date of the Exit Transaction (as identified in Buyer’s audited financial statements).

(a)	[*****]

(b)	[*****]

(c)	[*****]

Subject to Section 2.6 below, payment pursuant to this Section 2.3(v) will be made by Buyer to the Paying Agent, for distribution to the Sellers, as set forth in the Spreadsheet and the Paying Agent Agreement, within thirty (30) days following the receipt of the funds from the Exit Transaction by Buyer or its shareholders. Any third party that is a party to an Exit Transaction shall remain subject to the abovementioned Contingent Payment obligations (including royalties and milestone payments) to be paid in a manner to be agreed between such third party and the Stockholders Representative.

(vi)	Consideration Cap. Notwithstanding anything to the contrary set out herein, in no event shall the aggregate consideration paid by Buyer, its shareholders or third party to an Exit Transaction to Sellers under subsections (i), (ii), (iii), (iv) and (v) of this Section 2.3 exceed One Hundred Million Dollars ($100,000,000).

(vii)	Allocation to Sellers. Any payment to be made to the Sellers pursuant to this Section 2.3 shall be allocated as set forth in the Spreadsheet.

(viii)	Buyer shall notify Sellers in writing within up to fourteen (14) days upon: (A) the achievement of any of the milestones set forth in Section 2.3, (B) the date of First Commercial Sale of any Product; and (C) the execution of an agreement in connection with an Exit Transaction.

(ix)	Royalty Reports and Royalty Payments. Commencing with the first calendar quarter in which Net Sales are generated, and subject to Buyer’s receipt of the relevant information from its sub-distributors or Invoicing Entity (provided that Buyer makes reasonable commercial efforts to obtain such information), within 45 days following the end of each calendar quarter during the Royalty Period, Buyer shall deliver to Stockholders Representative reports on Net Sales and the total royalty payable to Sellers, together with the exchange rates used for conversion (if applicable), for the applicable calendar quarter. The report shall be certified and signed by Buyer’s chief financial officer, treasurer or controller. Buyer shall make reasonable efforts to ensure that each Invoicing Entity provides Buyer with information and reports sufficient to enable Buyer to comply with the provisions of this Section 2.3(ix). Within 45 days of the end of each calendar quarter during the Royalty Period, Buyer shall remit to the Paying Agent all royalties due pursuant to Section 2.3(iv) for the applicable period.

(x)	Audit. Buyer shall maintain, and shall cause its Affiliates to maintain, true and complete records in accordance with GAAP, to enable the Sellers to confirm the accuracy of any reports or notifications delivered hereunder and to determine any payment due to Sellers hereunder. The relevant party shall retain such records relating to a given calendar quarter for at least two (2) years after the conclusion of that calendar quarter, during which time Sellers (as a group) shall have the right, through the Stockholder Representative, at their expense, to cause an independent, certified public accountant to inspect and audit such records (but not copy) during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Seller any information other than information relating to the accuracy of any reports and payments delivered under this Agreement. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit reveals an underpayment in excess of five percent (5%) in any calendar year, Buyer shall bear the full cost of such audit. Sellers (collectively), may exercise their audit right hereunder only once every year and only with reasonable prior notice to the audited party and only once with respect to any given period. Any and all records examined by such accountant shall be deemed Buyer’s Confidential Information, which may not be disclosed by such accountant to any third party, and Buyer may require such accountant to enter into a reasonable written agreement obligating it to be bound by obligations of confidentiality and restrictions on use of such Confidential Information. Buyer shall cause its Affiliates to fully comply with the terms of this Section 2.3(x), and shall use reasonable commercial efforts to include similar rights in their agreements with an Invoicing Entity.

(xi)	Late Payments. Any payments to be made under this Agreement that are not paid to the Paying Agent on or before the date such payments are due under this Agreement shall bear interest at a rate of the lesser of 1.5% per month or the maximum non-usurious rate under applicable Law, assessed from the day payment was initially due until the date of payment.

(xii)	All the amounts referenced in Section 2.3 shall be treated by the Buyer, each Seller and their respective Affiliates, as an adjustment to the purchase price paid for the Shares for income Tax purposes.

2.4 The Closing. The closing of the transactions contemplated under Section 2.1 (the “Closing”) shall take place remotely through the electronic exchange of closing documents on at the earliest, following the delivery of this Agreement (the “Closing Date”).

2.5 Deliveries at the Closing. At the Closing, in addition to the fulfillment of any of the conditions required of any Party as set forth in Article 6 and Article 7:

(A) Stockholder Representative will deliver to Buyer or an Affiliate thereof: (i) validly executed share transfer deeds in the form attached hereto as Schedule 2.5(A)(i) signed by each of the Sellers and a share certificate covering the Shares issued in the name of the Buyer and the share certificates covering the Shares transferred from the Sellers to the Buyer (or a lost certificate affidavit in form reasonably accepted to the Buyer), and the registration of the Buyer as the shareholder owning the Shares in the shareholder register of the Company, and deliver to the Buyer such shareholder register, signed by a duly authorized Company officer; (ii) validly executed copy of a unanimous written resolution of the Company's Board of Directors approving the sale and transfer of the Shares as set forth in this Agreement, authorizing and approving the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the cancellation of all outstanding options and warrants; (iii) resignation and release letter by the directors nominated by the Sellers effective at Closing; (iv) a unanimous written resolution of the Company’s shareholders approving the transactions contemplated hereunder and waiving any rights in connection therewith, including preemptive rights, right of first refusal, co-sale right or other similar rights, and approving the cancellation of all outstanding options and warrants; (v) a certificate duly executed by each Seller and an officer of the Company nominated by the Stockholder’s Representative in a form attached herein as Schedule 2.5(A)(v) (“Seller’s Certificate” and “Officer’s Certificate”, respectively); (vi) a release and waiver, duly executed by each holder of Options in the form attached hereto as Schedule 2.5(A)(vi); (vii) Registration Rights Agreement (as defined below) executed by each Seller receiving the Upfront Shares hereunder; (viii) an undertaking and proxy executed by each of the Sellers receiving Upfront Shares hereunder in the form attached herein as Schedule 2.5(A)(viii) (the “Sellers’ Undertakings”) to vote the Upfront Shares at any and all Buyer shareholders’ meetings in accordance with the voting recommendations of Buyer’s board of directors (subject to customary exceptions), and certain other corporate governance matters, as well as proxy vote instructions; (ix) joinder letters to this Agreement executed by Non-Party Company Shareholders who executed such joinders and/or an updated share registry of the Company and applicable documents evidencing the implementation by the Company of the Bring Along; and (x) the Registration Rights Agreement executed by each Seller joining the Registration Rights Agreement; (xi) a Consulting and Non-Compete Agreement in the form attached herein as Schedule 2.5(A)(xi) (the “Consulting and Non-Compete Agreement”) executed by Mr. [*****]; (xii) evidence satisfactory to the Buyer of exercise of or cancellation of all outstanding options and warrants of the Company and the conversion of the SAFEs, (xiii) the Paying Agent Agreement, duly executed by the Sellers and the Stockholder Representative and (xiv) an executed termination agreement of the Shareholders Rights Agreement dated February 23, 2018, substantially in the form attached hereto as Schedule 2.5(A)(xv).

(B) Buyer will deliver to Company and Sellers: (i) true and correct copies of the resolutions of the board of directors of Buyer, authorizing and approving the execution and delivery of this Agreement and any ancillary documents and/or exhibits, the consummation of the transactions contemplated hereby and thereby and the performance of Buyer obligations hereunder and thereunder; (ii) the Consulting and Non-Compete Agreement executed by Buyer or any Buyer Affiliate designated by Buyer; (iii) a certificate duly executed by the Buyer containing the representation and warranty of Buyer that the conditions set forth in Sections 7.1 through 7.8 have been duly satisfied; (iv) confirmation from the Buyer that the Upfront Payment was transferred to the Paying Agent and that certificates (whether physical or digital) or other formal approval from BNYM, which, is the registered holder of the shares represented by the ADSs issued under the Deposit Agreement by and among the Buyer, BNYM, as Depositary, and the owners and holders of ADSs issued thereunder governing Buyer’s ADR program, evidencing the Upfront Shares registered in the name of the certain Sellers, in accordance with the Spreadsheet, have been deposited with the Paying Agent; (v) the Registration Rights Agreement executed by the Buyer; and (vi) the Paying Agent Agreement, duly executed by the Buyer and the Paying Agent.

2.6 Withholding Rights.

(a) Subject to the provisions of paragraph (b) below, notwithstanding anything to the contrary in this Agreement, each of the Buyer or the Paying Agent and anyone acting on their behalf (each, a “Payor”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as it determines are required to be deducted and withheld therefrom, whether in connection with the Upfront Payment or the Upfront Shares, under any provision of federal, state, local or foreign Tax Law. Without derogating from the above, the Payor shall be entitled to withhold the applicable Tax amounts either from the cash payment or the Upfront Shares or any combination thereof, as the Payor shall decide according to applicable law. To the extent that amounts are so withheld by a Payor and paid over to the ITA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) Any consideration payable pursuant to this Agreement to any Seller or to the applicable third parties listed on Schedule 4.8(ii) (each “Payee”), shall be issued and delivered to the Paying Agent, and shall be retained by the Paying Agent for the benefit of each such Payee for a period of one-hundred eighty (180) days from the Closing Date or date of the applicable Contingent Payment or an earlier date required in writing by such Payee or by the ITA (the “Withholding Drop Date”) (during which time and unless otherwise instructed by the ITA, each such Payee may obtain a Tax Withholding Certification. If a Payee delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Tax Withholding Certification to the Paying Agent, then the Paying Agent is hereby authorized to release the applicable portion of the consideration to such Payee according to the instructions set by the Tax Withholding Certification and may (1) require such Payee to provide the Paying Agent with cash amounts sufficient to cover the respective Tax amount (if any), or (2) sell any portion of such Seller’s Upfront Shares otherwise deliverable to such Seller that is required to enable the Paying Agent to comply with any Israeli withholding Tax requirements as reasonably determined by the Paying Agent. If any Payee (A) does not provide the Paying Agent with a Tax Withholding Certification on or before three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release such Payee’s portion of such consideration prior to the Withholding Drop Date and fails to submit a Tax Withholding Certification, then the Paying Agent shall be entitled to withhold the applicable amounts to the maximum extent required by Law and may (1) require such Payee to provide the Paying Agent with cash amounts sufficient to cover the respective Tax amount or (2) sell any portion of such Seller’s Upfront Shares otherwise deliverable to such Seller that is required to enable the Paying Agent to comply with any Israeli withholding Tax requirements as reasonably determined by the Paying Agent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND BUYER

CONCERNING THE TRANSACTION

3.1 Representations and Warranties of Sellers. Each of the Sellers, represents and warrants to Buyer, with respect to himself, herself or itself, that except as set forth on the Disclosure Schedule attached as Schedule 3 to this Agreement (the “Sellers Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and on and as of the Closing (as if made on such Closing). The Sellers Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

(a) Capacity and Authorization of Sellers. The Seller is duly organized (to the extent Seller is not a natural person), validly existing (to the extent Seller is not a natural person) and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. To the extent Seller is not a natural person, the Seller is not in violation of any of the provisions of its charter documents, bylaws, articles of association or similar organizational documents. The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Ancillary Agreements to which the Seller is party will be, duly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms. The Seller has not granted to any Person any power of attorney in respect of it or relating to the conduct of its business. The Seller has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Seller or the winding up or cessation of its business. In the event the Seller is a natural person, it has the legal capacity to execute and deliver this Agreement, and the other Ancillary Agreements contemplated herein, and to perform his obligations hereunder and thereunder.

(b) Noncontravention. Neither the execution and the delivery of this Agreement, and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which a Seller is subject or, in the case of a Seller that is not a natural person, its Governing Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which any Seller is a party or by which any Seller is bound or to which any of Seller’s assets is subject.

(c) Brokers’ Fees. The Sellers do not have any Liability or obligation to pay any finder’s fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company are or could become liable or obligated. Seller hereby represents and warrants, that it is not a party to any undertaking pursuant to which Buyer is obligated to pay any fee to any third party in connection with the transaction contemplated by this Agreement.

(d) Shares. Each Seller holds of record and owns beneficially the number of Shares set forth next to his or its name in Exhibit A, free and clear of any restrictions on transfer (other than restrictions under the Securities Laws or the Company’s Articles of Association), Security Interests, options, warrants and purchase rights, and on the Closing Date will have full and unrestricted power to sell, assign, transfer and deliver such Shares. All of such Seller’s Shares are duly authorized, validly issued, fully paid and non-assessable, and are held of record and owned beneficially by such Seller as set forth in Exhibit A, and none of the Shares are subject to preemptive rights, repurchase option, forfeiture provision or restriction on transfer created by statute (other than restrictions on transfer imposed by virtue of applicable securities laws), or any agreement to which the Seller is a party or by which it is bound. Except as set forth in Schedule 3.1(d), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock with respect to such Seller. Except as set forth in Schedule 3.1(d), the Company has no obligation of any kind to issue any additional Shares to such Seller.

(e) Absence of Litigation. No Seller is a party to any, and there are no pending or, to the Knowledge of Sellers, threatened proceedings, against any Seller challenging the validity of the transactions contemplated by this Agreement which, if determined adversely, would prevent the consummation of the transactions contemplated by this Agreement.

(f) Investment Representations. Without derogating from the Registration Rights Agreement, each Seller hereby acknowledges that the Upfront Shares have not been registered under the Securities Laws and that they are being offered and sold pursuant to exemptions from registration contained in the Securities Laws based in part upon their representations and warranties contained in this Agreement. Accordingly, each hereby represents and warrants as follows:

(i) Economic Risk. It is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Any interest in the Upfront Shares may not be sold, pledged or otherwise transferred or hypothecated unless the Upfront Shares are registered pursuant to the Securities Laws, or an exemption from such registration is available under the Securities Laws, and in the absence of such registration or exemption, the holder must bear the economic risk of this investment indefinitely. It understands that there is no assurance that any exemption from registration under the Securities Laws will be available and that, even if available, such exemption may not allow the transfer of all or any portion of the Upfront Shares under the circumstances, in the amounts or at the times the holder might propose.

(ii) Acquisition for Own Account. The recipient of the Upfront Shares is acquiring them for its own account for investment only, and not with a view towards their distribution or resale, without prejudice, however, to its right, at all times, to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Laws or under an exemption from such registration and in compliance with applicable securities Laws.

(iii) Protecting Its Interest. By reason of its, or of its management’s (if any), business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(iv) General Solicitation. The Upfront Shares are not being purchased as a result of any advertisement, article, notice or other communication regarding the Upfront Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(v) Buyer’s Information. No offering memorandum or similar disclosure document has been prepared in connection with the offer of the Upfront Shares, and it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Buyer’s reports filed publicly with the SEC and/or TASE and has been afforded access to publicly disclosed information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and that is necessary to make an informed investment decision with respect to the investment in the Buyer. The only representations and warranties being given by the Buyer are contained in this Agreement. No broker or agent of the Buyer has provided any information or advice with respect to the Upfront Shares nor is such information or advice necessary or desired.

(vi) Rule 144. Each Seller acknowledges that it is aware that Rule 144 under the Securities Act which allows for the public resale of restricted and control securities, as the case may be, if a number of conditions are met, may not necessarily be available with respect to the Upfront Shares and, in any event, is available only if certain conditions are satisfied, and that any sale of the Upfront Shares that might be made in reliance upon Rule 144 may only be made in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to a Seller upon request.

(vii) Regulation S Exemption. Such Seller understands that the Upfront Shares are being offered and sold to Seller in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Upfront Shares. In this regard, each Seller represents, warrants and agrees that:

(a) Such Seller is not a U.S. Person (as defined in Regulation S) and is not an affiliate (as defined in Rule 501(b) under the 1933 Act) of the Buyer and is not acquiring the Upfront Shares for the account or benefit of a U.S. Person.

(b) At the time of the origination of contact concerning the issuance of the Upfront Shares and the date of the execution and delivery of this Agreement, Seller was outside of the United States.

(c) Seller will not, during any ‘distribution compliance period’ under Regulation S, if applicable (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Upfront Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

(d) Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Upfront Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

(e) Neither Seller nor any person acting on Seller’s behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Upfront Shares and Seller and any person acting on Seller’s behalf have complied and will comply with any applicable “offering restrict ions” requirements of Regulation S under the Securities Act.

(f) The issuance of the Upfront Shares contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(g) Neither Seller nor any person acting on Seller’s behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Upfront Shares. Seller agrees not to cause any advertisement of the Upfront Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Upfront Shares.

(viii) Compliance with Laws. Any resale of the Upfront Shares during a ‘distribution compliance period’, if applicable, as defined in Rule 902(t) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S. Further, any such sale of the Upfront Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. Seller will not offer to sell or sell the Upfront Shares in any jurisdiction unless Seller obtains all required consents, if any.

(ix) Israeli Securities Law. With respect to each Seller (that receives a portion of the Upfront Shares), such Seller affirms that it is a “Qualified Investor” listed under the First Schedule of the Israeli Securities Law, purchasing for itself, and undertakes that it will provide the Buyer with appropriate documentation to such effect, as required under applicable Israeli law and regulation. Seller further acknowledges that no action will be taken in Israel that would permit the offering of the Upfront Shares or the distribution of any prospectus or other offering document to the public in Israel, and that the Upfront Shares were and are issued by way of a private placement and that the Upfront Shares are subject to the resale restrictions under Section 15C of the Israel Securities Law and Section 5 of the Israeli Securities Regulations (Details Regarding Sections 15A-15C of the Securities Law) - 2000.

(x) Seller Holdings in Buyer; No Voting Agreements. Other than the Seller’s Undertaking executed pursuant to this Agreement and the Registration Rights Agreements to be entered into at Closing at the time the Upfront Shares are offered, and as of the date hereof, and at the Closing, Seller is not, a party to any agreement or arrangement, whether written or oral, with Buyer, any of the Buyer’s officers or shareholders or a corporation in which the Buyer’s officers or shareholders are an Interested Party (as defined in the Israeli Companies Law, 5759-1999), regulating the management of the Buyer, the shareholders’ rights in the Buyer, the transfer of shares in the Buyer, including any voting agreements, shareholder agreements or any other similar agreement even if its title is different or has any other relations or agreements with any of the Buyer’s shareholders, directors or officers.

(xi) No Governmental Review. It understands that no Israeli or United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Upfront Shares or the fairness or suitability of the investment in the Upfront Shares nor have such authorities passed upon or endorsed the merits of the offering of the Upfront Shares.

(xii) Restricted Securities. It understands that the Upfront Shares, are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being issued by the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration in the United States of America under the Securities Act only, and in Israel under Israeli Securities Laws only in certain limited circumstances. It understands and acknowledges that: (i) the Upfront Shares are being offered and sold without registration under the Securities Laws in a private placement that is exempt from the registration provisions of the Securities Laws and (ii) the availability of such exemption depends in part on, and the Buyer will rely upon the accuracy and truthfulness of, the foregoing representations and it hereby consents to such reliance.

(xiii) Independent Advice. It understands that nothing in this Agreement or any other materials presented to it by or on behalf of the Buyer in connection with the purchase of the Upfront Shares constitutes legal, tax or investment advice.

(xiv) The Seller further acknowledges and understands that the certificate evidencing the Upfront Shares may be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

“THE ORDINARY SHARES (THE “SHARES”) REPRESENTED BY THE AMREICAN DEPOSITARY SHARES (THE “ADSs”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE ADSs AND THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT, OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS. THE ISSUER OF THE SHARES AND THE DEPOSITARY AND TRANSFER AGENT FOR THE ADSs MAY REQUIRE A WRITTEN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THEMTO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS EITHER IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESHARES OR THE ADSs REPRESENTING THE SHARES EVIDENCED HEREBY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

“THE SHARES AND THE SECURITIES REPRESENTING THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A THREE-MONTH PERIOD PURSUANT TO A LOCK-UP AND REGISTRATION RIGHTS AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER NAMED THEREIN. TRANSFER OF SUCH SECURITIES WILL NOT BE REGISTERED ON THE RECORD BOOKS OF THE COMPANY OR THE DEPOSITARY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE LOCK-UP AND REGISTRATION RIGHTS AGREEMENT.”

(g) Seller Information. The information relating to Seller that is provided by Seller, or any director, officer, employee, agent or representative thereof, for inclusion in any document filed with or furnished to the SEC, or otherwise submitted to any other Regulatory Agency, in connection with the transactions contemplated by the Transaction Documents, will not at the time that such information is provided by any such Person as aforesaid contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(h) Waiver. Each Seller waives all pre-emption rights and any other participation right it may have in connection with the transactions contemplated hereby, including, with respect to sale and transfer of the Shares and any rights of first refusal, tag-along or other similar rights it may have in connection with the sale and transfer of the Shares are duly authorized and validly executed by the signatory thereto. No other waiver, consent or process is required to be taken by the Seller in order for the transactions contemplated hereby to be in full force and effect.

(i) Certain Business Relationships with Company. Except as described in Schedule 3.1(i), neither such Seller nor its Affiliates nor any Related Party thereof, (a) owns any material asset, tangible or intangible, which is used in the business of Company, (b) is owed money by or owes money to the Company, (c) has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a director, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to the Company or its businesses, (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director) or (h) is party to any transactions, contracts or understandings with Company that would be considered a “transaction” under Item 404 of Regulation S-K under the Securities Act if Company were to be subject to such regulation.

(j) Exculpation Among Sellers. Each Seller acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Seller), in making its investment or decision to consummate the transactions contemplated hereunder. Each Seller agrees that no other Seller (acting in such capacity) nor the respective controlling persons, officers, directors, partners, agents or employees of any such other Seller shall be liable to any other Seller in connection with transactions contemplated hereunder for any action taken or omitted to be taken by any of them prior to the date hereof in connection with the transactions contemplated hereunder. Each Seller acknowledges that it has been independently afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated hereunder, and that it is not relying upon any examination or inquiry performed by another Seller. Neither such inquiries nor any other investigation conducted by or on behalf of a Seller or its representatives or counsel shall modify, amend or affect such Seller’s right to rely on the truth, accuracy and completeness of the Buyer’s representations and warranties contained in this Agreement.

(k) Full Disclosure. This Agreement (including the Schedules and any closing deliverables and any other Ancillary Agreements) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information of the Seller that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of the Seller contained and to be contained herein, and to the extent any of such are also contained therein, and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Sellers have no Knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company that has not been set forth in this Agreement or in the Schedules.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

(b) Authorization; Enforcement. Subject to receipt of the TASE Approval, the Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the other Transaction Documents by the Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Company, the Board of Directors of the Buyer or the Buyer’s shareholders in connection herewith or therewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof and thereof including the receipt of the TASE Approval and the fulfillment of the conditions set forth in Section 2.4 above, will constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c) Noncontravention. Neither the execution and delivery of this Agreement, and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will materially (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its Governing Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license or instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except for the TASE Approval, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Investment Representations.

(i) Buyer acknowledges that the Shares have not been registered for offer or sale under any Securities Laws, and are not listed for trading on any stock exchange, stock quotation service or other stock market. Buyer understands that the Shares are being sold to Buyer in reliance on exemptions from the registration requirements of any applicable Securities Laws, and may not be sold, transferred or otherwise disposed of unless subsequently registered under applicable Securities Laws or unless an exemption from registration is available.

(ii) Without derogating from the representations made by the Sellers hereunder, Buyer has such knowledge and experience in financial and business matters in general and with respect to businesses of a nature similar to the business of the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares.

(iii) Buyer is acquiring the Shares solely for its own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of applicable securities laws and regulations.

(e) Issuance of the Upfront Shares. Subject to receipt of the TASE Approval, the Upfront Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Security Interests imposed by the Buyer.

(f) SEC Reports; Financial Statements. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof, for the two years preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with IFRS, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS, and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Buyer Material Adverse Effect, (ii) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice (B) liabilities not required to be reflected in the Buyer’s financial statements pursuant to IFRS or disclosed in filings made with the United States Securities and Exchange Commission (the “Commission”) or other public filings of the Buyer and (C) non-cash accounting measures that have effect of reducing shareholder equity, (iii) the Buyer has not altered its method of accounting, and (iv) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. The Buyer does not have pending before the Commission any request for confidential treatment of information. Except for the disclosures of the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Buyer or its businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one business day prior to the date that this representation is made.

(h) Compliance. The Buyer is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer), nor has the Buyer received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) nor has Buyer been in material violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws, relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Buyer Material Adverse Effect.

(i) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Buyer Material Adverse Effect, the Buyer (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the tax authority of any jurisdiction, and the Buyer knows of no basis for any such claim.

(j) Litigation. Except as set forth in the SEC Reports (i) there is no legal action, suit, arbitration, investigation, claim, proceeding or other similar dispute pending (“Action”), at Law or in equity, or before or by any Governmental Authority, or, to Buyer’s knowledge, threatened in writing against Buyer or any of its subsidiaries or their respective properties, assets or business, that would reasonably be expected to have a Buyer Material Adverse Effect and as of the date hereof, neither Buyer nor any of its subsidiaries is subject to any order that would have a Buyer Material Adverse Effect; (ii) neither the Buyer nor any of its subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty with respect to Buyer; (iii) there has not been, and to the knowledge of the Buyer, there is not pending or contemplated, any investigation by the Commission or other Governmental Authority involving the Buyer or any current or former director or officer of the Buyer; and (iv) the Commission or other Governmental Authority has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Buyer or any subsidiary of the Buyer under the Exchange Act or the Securities Act, or any equivalent Law.

(k) Filings, Consents and Approvals. The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Buyer of the Transaction Documents, other than (i) the TASE Approval (ii) as required pursuant to the Registration Rights Agreement, and (iii) as required according to the Securities Laws.

(l) Regulatory Permits. The Buyer possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Buyer Material Adverse Effect (“Material Permits”), and the Buyer has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(m) Full Disclosure. This Agreement (including the Schedules and any closing deliverables and any other Ancillary Agreements) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and, to the extent any of such are also contained therein, therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Buyer has no Knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Buyer that has not been set forth in this Agreement or in the Schedules.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Each Seller represents and warrants to Buyer as that, except as set forth on the Disclosure Schedule attached as Schedule 4 to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and on and as of the Closing (as if made on such Closing). The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 4, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 4 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

4.1 Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel. The Company has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use its properties as they are now owned and used, and perform its obligations under all contracts and agreements to which it is party or by which it is bound. Schedule 4.1 accurately sets forth the names of the members of the board of directors (or similar body) of the Company and its corporate officers. The Company has provided to Buyer or its Affiliate acting on its behalf true and correct copies of the Governing Documents of the Company. The Company is not in violation of any of the provisions of its Governing Documents. The minute books and resolutions of the Company previously made available to the Buyer or an Affiliate thereof contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equity holders and board of directors (including committees thereof) of the Company. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized. The Company has not granted to any Person any power of attorney in respect of it or relating to the conduct of its business with the exception of its patent attorneys as customary for the ordinary operation of the Company. The Company has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of its business in a manner that affects its corporate power or its ability to execute, deliver and perform the transactions contemplated hreunder.

4.2 Capitalization.The authorized as well as the issued and outstanding capital of the Company as of the date hereof is as set forth on Schedule 4.2. All Shares are duly authorized, validly issued, fully paid and non-assessable, and are held of record and owned beneficially by Seller as set forth in Schedule 4.2, and none of the Shares are subject to preemptive rights, repurchase option, forfeiture provision or restriction on transfer created by statute (other than restrictions on transfer imposed by virtue of applicable securities laws or the Company’s Articles of Association), or any agreement to which the Company or the Seller is a party or by which it is bound. Except as set forth in Schedule 4.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth in Schedule 4.2, the Company has no obligation of any kind to issue any additional Shares to any Person. Other than any such rights waived by Sellers hereto, there are no other pre-emption rights and any other participation right at the Company in connection with the transactions contemplated hereby, including, with respect to sale and transfer of the Shares nor any rights of first refusal, tag-along or other similar rights any Person may have in connection with the sale and transfer of the Shares hereto. Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all of the issued and outstanding share capital of the Company on a fully diluted basis, free and clear of all Liens, and no third party shall have any right or option to purchase any share capital of the Company (including, options or warrants).

4.3 Subsidiaries. The Company does not have and, did not at any time previously have, any subsidiary (defined as an entity of which the Company owns directly or indirectly more than 50% of the outstanding securities entitled generally to vote for the election of directors or equivalent managing persons) and does not hold and, did not at any time previously hold, any material direct or indirect beneficial interest in any other corporation, partnership, joint venture or other entity or enterprise.

4.4 Noncontravention. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or any provision of the Governing Documents of the Company, or (b) conflict with, result in a breach of, or constitute a default under any Material Contract. Except as set forth in Schedule 4.4, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

4.5 Governing Documents; Records. All actions taken and all transactions entered into by the Company which required the approval or consent of its board of directors or shareholders have been duly approved by all necessary action of the board of directors and shareholders of the Company. There has been no violation of any of the provisions of the Governing Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders or board of directors (or similar body).

4.6 Brokers’ Fees. The Company has no Liability or obligation to pay any finder’s fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.7 Financial Statements. Attached hereto as Schedule 4.7 are (i) the audited balance sheets and statements of income, shareholders’ equity and cash flows of the Company as of and for the calendar years ended December 31, 2021 (the “Audited Financial Statements”), (ii) the unaudited consolidated financial statements prepared by the Company consisting of the consolidated balance sheet of the Company as of September 30, 2022 and the related consolidated statements of income, shareholders’ equity Year To Date period then ended which have not been reviewed by the Company’s auditor (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as mentioned in the Audited Financial Statements, the Financial Statements, including the notes thereto, have been prepared based upon the Company’s books and records and are in accordance with GAAP, and fairly present the financial condition of the Company in all material respects as of the dates stated and the results of operations of the Company for such period.

4.8 No Liabilities. The Company does not have any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) the Liabilities identified in Schedule 4.8(i), which are correct as of the date hereof, and (ii) any and all fees and/or other costs which are or may become due and payable to any third party under any agreement of the Company and/or any Seller as a result of the completion of the transactions contemplated hereunder or in support of the transactions contemplated hereunder, and which are reflected in Schedule 4.8(ii) (“Transaction Expenses”).

(b) No Guarantee of Indebtedness. The Company does not have any outstanding guarantees for debt or other obligations of any other Person.

(c) Insider Receivables. There is no indebtedness owed to the Company by any Service Provider, employee, officer, director or shareholder, other than expense reimbursements in the Ordinary Course of Business.

4.9 Subsequent Events. Since October 1, 2022:

(a) the Company has operated in the Ordinary Course of Business, and as of the date hereof, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect; and

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s material assets (whether or not covered by insurance).

(c) the Company has not taken any action that, if taken subsequent to the execution of this Agreement and/or prior to the Closing, would constitute a breach of any of the covenants set forth in Section 5.2.

4.10 Legal Compliance.

(a) The Company has all material governmental permits, licenses, registrations, certificates and other governmental authorizations (the “Permits”) necessary for the Company to conduct is businesses as presently conducted.

(b) The Company is in compliance in all material respects with all Laws applicable to the Company.

(c) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or could reasonably be expected to, or as a result of the consummation of the transactions contemplated by this Agreement will or could reasonably be expected to, result in (i) a material violation of, a material conflict with or a material failure on the part of the Company (A) to conduct its business in compliance with all applicable Laws or (B) to comply with the terms of any Permit or (ii) a revocation, cancellation, suspension or other impairment or modification of, any Permit. The Company has not received written notice regarding any (1) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Permit or (2) any termination, revocation, cancellation, suspension or other impairment or modification of, any Permit.

4.11 Tax Matters. Except as set forth on Schedule 4.11:

(a) The Company has filed or caused to be filed all Tax Returns required to be filed with respect to the Company with respect to all past years through calendar year 2021. All such Tax Returns at the time of filing complied with all applicable Tax laws in all material respects. All Taxes owed by the Company shown on any Tax Return have been timely and properly paid or, to the extent not yet due for payment, have been adequately accrued on the books and records of the Company. All Taxes required to be withheld by the Company have been properly and timely withheld and remitted. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax.

(b) There is no dispute or claim concerning any Tax Liability of the Company (i) claimed or raised by any tax authority in writing, or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such authority.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No Tax Return of the Company is currently being audited and the Company has not received notice of any pending audit.

(e) The Company did not receive any tax benefit, credit or other incentive.

(f) The Company has made available to Buyer all documents and Returns regarding Taxes and subsidies, for all Tax periods ending on or after January 1, 2022, including but not limited to any ruling, agreement or decision or compromise with any tax authority, Tax opinions, memoranda and similar documents (including related documentation) addressing Tax or subsidies matters or positions of any the Company relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(g) The Company is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which it does business.

(h) The Company (i) is duly registered for the purposes of value added Tax and has complied in all material respects with all requirements concerning value added Taxes or good and services Tax.

(i) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(j) The Company has never made any election to be treated or claimed any benefits as “Beneficial Enterprise” (Mifaal Mutav) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” (Mifaal Technology Muadaf) or otherwise under the Israeli Law for Encouragement of Capital Investments, 1959.

(k) The Company, has never participated in, engages or has ever engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law) or is subject to reporting obligations under Sections 131D and 131E of the ITO or similar provisions under the Israel Value Added Tax Law of 1975.

4.12 Assets. The Company does not own nor lease any real property or tangible assets.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a true, accurate, and complete list of (i) all Company Intellectual Property that has been the subject of an application, registration, or similar filing by the Company with any government or quasi-government entity (“Registered IP”). The Company has made available to Buyer accurate and complete copies of all Registered IP, including all amendments thereto. All Registered IP is in good standing. Section 4.13(a) of the Disclosure Schedule also identifies all payment and document filing deadlines relating to the Registered IP falling due within the six (6) months following the date of this Agreement. The Company has made available to Buyer accurate and complete copies of all material Company Intellectual Property.

(b) Except as set forth on Schedule 4.13, the Company owns or possesses all rights to use all Intellectual Property necessary to the operation of its businesses as presently conducted and such present use does not, to the Knowledge of the Sellers, conflict with the lawful rights of others in any material respect. The Company has not received written or oral notice of any claim against it involving any conflict or claim of conflict relating to the Intellectual Property of the Company and, to the Knowledge of Seller, there is no basis for any such claim or conflict. The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(c) The Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property necessary to the operation of its businesses as presently conducted to any other Person.

(d) Each Person who is or was an employee or other Service Provider of the Company and/or who is or was involved in the creation or development of any Intellectual Property for the Company, following the incorporation thereof, has signed a valid and enforceable agreement containing an irrevocable assignment of all Intellectual Property Rights and Intellectual Property created or developed in the course of that Person’s work with the relevant entity such that any and all rights in connection with such Intellectual Property reside solely with the Company, as well as confidentiality provisions protecting the Intellectual Property Rights and Intellectual Property of the Company, as applicable.

(e) No funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution, was used, directly or indirectly, to create or develop, in whole or in part, any of the Company Intellectual Property. The Company did not receive and/or apply to receive any Government Grant.

(f) The Company is not currently nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any of the Intellectual Property of the Company.

(g) Except as set forth on Schedule 4.12, the Company is not bound by, and none of the Intellectual Property owned by the Company is subject to, any contract or agreement containing any covenant or other provision (other than any restrictions that may be imposed by applicable Law) that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any of the Intellectual Property owned by the Company anywhere in the world.

(h) To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any of the Intellectual Property of the Company in any material respect.

(i) To the Knowledge of the Seller, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any intellectual property right of any other Person; (ii) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding; and (iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property right of another Person.

(j) The transactions contemplated by this Agreement shall not create any obligation, that would require the Company to license Company Intellectual Property to any third party.

(k) The Company is under no obligation to pay royalties or other fees for the use by the Company of Intellectual Property of other third party, other than any commercially available, off-the-shelf software subject to a shrink-wrapped or similar type of non-negotiable license.

4.14 Contracts. Schedule 4.14 lists the following contracts and other agreements which are in full force and effect as of the date hereof (other than those of a type disclosed in another Schedule) to which the Company is a party:

(a)

(i) each contract, agreement or commitment in respect of the sale of products or the performance of services, or for the purchase or lease of inventories, equipment, raw materials, supplies, services or utilities which (i) involves payments or receipts by the Company of $25,000 or more and is not terminable by the Company at any time upon notice of 90 days or less, or (ii) is not to be fully performed within six months from the date of this Agreement;

(ii) any material agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(iii) each partnership, joint venture or similar agreement;

(iv) indebtedness for or related to borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement with the Seller or any other shareholder of the Company;

(vi) any deferred compensation, severance, indemnification, or other plan or arrangement for the benefit of its Service Providers;

(vii) any collective bargaining agreement;

(viii) any agreement under which the Company has advanced or loaned money to Service Providers outside the Ordinary Course of Business;

(ix) any agreement pursuant to which the Company has been appointed an exclusive partner, reseller or distributor, or pursuant to which either entity has appointed another Person as an exclusive partner, reseller, or distributor;

(x) any supply agreement that is with the Company’s top 3 suppliers by spending calculated on an annual basis for the year of 2022;

(xi) any agreement (A) imposing any restriction on the right or ability of the Company to (1) compete with any other Person; or (2) develop or distribute any technology or Products; or (B) imposing exclusive arrangements on the Company to acquire any product or other asset or any services from a single source;

(xii) any agreement relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property of the Company y and licenses for any non-customized software that is not: (1) so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; and (2) generally available on standard terms for less than $1,000 per copy, seat or user, as applicable;

(xiii) any agreement constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Authority or any prime contractor or higher-tier subcontractor, or under which any Governmental Authority or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Authority or any proposed prime contractor or higher-tier subcontractor of any Governmental Authority;

(xiv) contracts with any Governmental Entity;

(xv) contracts with any Person under which the Company has provided, is or will be providing prior to Closing, or is required to provide, any products or services, whether hosted or otherwise, subject to a “most favored nations” provision or similar such favorable pricing or commercial terms;

(xvi) contracts under which a change of control (as defined therein) of the Company would result in a violation, breach or default, the creation of any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation) or the imposition of additional obligations or a loss of any rights under such contract, or require a consent or the delivery of notice under such contract; and

(xvii) any other agreement that was entered into outside the Ordinary Course of Business or was inconsistent with the past practices of the Company, since December 31, 2021.

The contracts and agreements in the respective categories described in clauses (i) through (xiv) above are referred to in this Agreement as “Material Contracts.”

(b) The Company has made available to Buyer accurate and complete copies of all Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect and is enforceable by the Company, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Neither the Company, nor the Seller nor, to the Knowledge of Seller, any other Person which is a party thereto has violated or breached in any material respect, or committed any material default under, any Material Contract. To the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any such Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any such Material Contract; (C) give any Person the right to accelerate the maturity or performance of any such Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract.

(d) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, nor has it waived any of its material rights under any Material Contract.

4.15 Insurance. Schedule 4.15 sets forth the following information with respect to each insurance policy to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name of the insurer, the name of the policyholder and the name (or group designation) of each covered insured; and

(b) the policy number and the period of coverage.

With respect to each such insurance policy, no claim for coverage by the Company has been denied. The Company has not received any written notice of cancellation or termination with respect to any insurance policy. All premiums due and payable with respect to the insurance policies of the Company set forth in Schedule 4.15 have been fully paid and all such insurance policies are valid and enforceable policies.

4.16 Litigation. There is no claim, litigation, action, arbitration, suit, or judicial proceeding pending or, to the Knowledge of Seller, threatened in writing, against the Company, at law or equity, before any Governmental Authority.

4.17 Labor and Employment Matters.

(a) The Company is in compliance in all respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment. Neither the Company or, to the Knowledge of the Seller, any of its respective Service Providers, representatives or employees has committed any unfair labor practices in connection with the operation of the businesses of the Company, and there is no pending or, to the Knowledge of the Seller, threatened in writing charge or complaint against the Company by any Governmental Authority.

(b) The Sellers delivered to the Buyer a complete and accurate list of all Company employees (the “Employees”) and Service Providers (with respect to Service Providers who are not Employees), which list shall include name, department, position and job title, date of hire or contract, hourly pay rate for hourly employees, annual salary for salaried employees, target bonus or incentive compensation for the current year, current status (full-time, part-time, temporary, seasonal, or other) (the “Employee Information List”).

(c) all Employees are employed on an at-will basis by the Company and may be terminated by providing a prior notice of termination which does not exceed 30 days at any time with or without cause and without any severance (except for statutory severance pay payable to Employees of the Company who work in Israel).

(d) The severance pay and accrued vacation days due to the Employees (if and to extent applicable) are fully funded or accrued on the Financials Statements and there are no circumstances whereby any Employee might be entitled to compensation on termination of employment beyond the statutory severance pay to which such Employee is entitled (if at all).

(e) The Service Providers who are not Employees have in their engagement agreements customary provisions regarding their non-employee status.

4.18 Compliance with Laws and Permits; Clinical and Regulatory Matters.

(a) The Company holds and has at all times held and complied with all Permits necessary for the conduct, ownership, use, occupancy or operation of the businesses of the Company. Such Permits are valid and in full force and effect in all material respects and the Closing hereunder is not expected to result in the revocation or breach of the Company of any such Permits. As of the date hereof, the Company has not received any written notice from any Governmental Entity (a) alleging any actual or possible violation of or failure to comply with any term or requirement of any such Permit, or (b) regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit, nor, to the Knowledge of the Sellers, is there a basis for such allegation of violation or revocation, withdrawal, suspension, cancellation, termination or modification.

(b) All of the Products have been and are being designed, researched, developed, investigated, manufactured, tested, packaged, labeled, stored, distributed, promoted, marketed, imported, exported and sold in compliance in all material respects with all applicable Laws, including those relating to clinical research, good clinical practices, good laboratory practices, investigational use, premarket clearance or approval, CE marking, quality systems, international standards for quality management systems as adopted by the International Organization for Standardization (ISO), record keeping, labeling, advertising, device importation and exportation, adverse event reporting, recalls, and reporting of corrections and removals.

(c) The Company has not received any written notice from any Governmental Authority alleging or asserting a material noncompliance with any applicable Law.

4.19 Certain Business Relationships with Company. Except as described in Schedule 4.19, no Seller or its Affiliates or any Related Party thereof, (a) owns any material asset, tangible or intangible, which is used in the business of Company, (b) is owed money by or owes money to the Company, (c) has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a Service Provider, director, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to the Company or its businesses, (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an Service Provider, employee or director) or (h) is party to any transactions, contracts or understandings with Company that would be considered a “transaction” under Item 404 of Regulation S-K under the Securities Act if Company were to be subject to such regulation.

4.20 Product Liability. The Company did not develop or commercialize any products since its incorporation, and accordingly has not given or made any warranties to third Persons with respect to any products developed by it, except for the warranties imposed by the provisions of the Material Contracts as listed on Schedule 4.14 and applicable Laws. The Seller has no Knowledge of any present claim against the Company not fully covered by insurance for clinical trial liability or product liability on account of any express or implied warranty.

4.21 Anti-Corruption Compliance. The Company has not (and none of the Company’s officers or directors, agents, Service Providers or any other Person acting on behalf of the Company has), directly or indirectly: (a) taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery legal requirements applicable to the Company in any jurisdiction; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. No Service Provider, officer or director of Company has bribed another Person intending to obtain or retain business or an advantage in the conduct of business for the Company.

4.22 Export Control Legal Requirements. The Company has never made any exports of product, knowledge, or otherwise, from Israel or any other country. The Company has complied with all applicable export and re-export control Laws, has not released or disclosed controlled technical data, technology, biological or chemical materials to any foreign national whether in the United States, Israel, or abroad, and the Seller has no Knowledge of any fact or circumstance that could result in any Liability of the Company for violation of export control and import restrictions.

4.23 Full Disclosure

This Agreement (including the Schedules and any closing deliverables) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Seller has no Knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company, that has not been set forth in this Agreement or in the Schedules.

ARTICLE 5

COVENANTS

ARTICLE 5

5.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article 8 or the Closing (the “Pre-Closing Period”), the Company shall: (a) provide Buyer or an Affiliate acting on its behalf and Buyer’s representatives with reasonable access during normal business hours to the Company’s personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Buyer or an Affiliate acting on its behalf and Buyer’s representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Buyer or an Affiliate acting on its behalf may reasonably request. During the Pre-Closing Period, Buyer or an Affiliate acting on its behalf may make inquiries of Persons having business relationships with the Company, and the Company and its representatives shall help facilitate (and shall cooperate fully with Buyer or an Affiliate acting on its behalf in connection with) such inquiries.

5.2 Operation of the Business of the Company. During the Pre-Closing Period, the Company and the Sellers shall: (i) use its reasonable best efforts to maintain the Company’s business and assets; (ii) not issue or agree to issue any additional shares or any other voting security or any rights to acquire any such additional shares or voting security in the Company; (iii) in respect of the Company, not engage in any additional borrowings, loans or capital leases; (iv) not change the terms of compensation of Service Providers of the Company; (v) in respect of the Company, not authorize or consummate any dividends or distributions or sale of assets or payment of management fees to Seller or others, or any consolidation, merger, sale of any of its assets or purchase of capital assets or purchase of all or substantially all of the assets other entity, or any other extraordinary corporate transaction; and (vi) not change any of the Company’s methods of accounting or accounting practices in any material respect or in respect of Taxes, nor, in respect of the Company, make or change any Tax election or enter into a Tax related agreement, nor commence or settle any legal action, nor enter into any material transaction or take any other material action outside the Ordinary Course of Business or inconsistent with its past practices. Notwithstanding the foregoing, the Company may take any action described in clauses (i) through (vi) above if: (A) Buyer or an Affiliate acting on its behalf gives its prior written consent to the taking of such action by the Company; or (B) such action is expressly contemplated by this Agreement.

5.3 Notification.

(a) Notification by Sellers. During the Pre-Closing Period, each Seller and the Company shall promptly notify Buyer and the Stockholder Representative in writing of: (i) the discovery by such Seller and/or the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by such Seller or the Company, as applicable, in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by such Seller or the Company, as applicable, in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of such Seller and/or the Company, as applicable; and (iv) any event, condition, fact or circumstance with respect to such Seller and/or the Company, as applicable, that would make the timely satisfaction of any of the conditions set forth in Article 6 impossible or unlikely.

(b) Notification by Buyer. During the Pre-Closing Period, Buyer shall promptly notify the Stockholder Representative in writing of: (i) the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by Buyer in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by Buyer in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Buyer; and (iv) any event, condition, fact or circumstance with respect to Buyer that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.

(c) Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.1(a) requires any material change in any Schedule attached hereto either by itself or together with other events, conditions, facts or circumstances, or if any such event, condition, fact or circumstance either by itself or together with other events, conditions, facts or circumstances, would require such a material change assuming the Schedule were dated as of the date of the occurrence, existence of discovery of such event, condition, fact or circumstance, then the Stockholder Representative shall promptly inform the Buyer in writing of such update and shall use its reasonable best efforts to deliver to Buyer an updated Schedule specifying such change. Any such update, if agreed to in writing by the Buyer, shall be deemed to supplement or amend the relevant Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Sellers in this Agreement; and (ii) determining whether any of the conditions set forth in Article 6 have been satisfied.

5.4 No Negotiation. During the Pre-Closing Period, each Seller shall not and shall use its best efforts to cause the Company, its directors, officers, employees and other agents not to, directly or indirectly: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer) relating to a possible sale or transfer of Seller’s Shares; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Buyer or its Representatives) relating to or in connection with a possible sale or transfer of Seller’s Shares; or (c) entertain or accept any proposal or offer from any Person (other than Buyer), relating to a possible sale or transfer of Seller’s Shares. Each Seller shall promptly notify Buyer of any inquiry, indication of interest, proposal or offer relating to a possible sale or transfer of such Seller’s Shares that is received by such Seller during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

5.5 Filings and Consents.

a) Filings. Subject to the provisions of Section 5.15(a) below, each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.

(b) Efforts. Subject to Section 5.5(c), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.5(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law or contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

c) Limitations. Notwithstanding anything to the contrary contained in Section 5.5(b) or elsewhere in this Agreement, Buyer shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Affiliates or the Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Affiliates or the Company to take or agree to take) any other action or to agree (or cause any of its Affiliates or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any legal proceeding relating to the transactions contemplated by this Agreement.

5.6 Ancillary Agreements. As soon as possible following the date hereof and in any event prior to the Closing, each Seller shall execute and deliver to Buyer, as applicable, all agreements and documents set forth in Article 6 to be executed by such Seller.

5.7 Resignation of Directors. The Sellers shall (and shall cause the Company to) use commercially reasonable efforts to obtain and deliver to Buyer at or prior to the Closing the resignation of the directors of the Company listed on Schedule 4.1 hereto, effective as of the later of the Closing and the date Buyer causes such director to be replaced (it being understood that such resignations shall not constitute a termination of employment by such director). In addition, at the Closing, the Company’s Articles of Association shall be amended such that a majority of the holders of Company’s shares shall be entitled to appoint members of the Board of Directors.

5.8 Reasonable Efforts. Prior to the Closing: (a) the Sellers shall use all reasonable efforts to cause the conditions set forth in Article 6 to be satisfied on a timely basis; and (b) Buyer shall use all reasonable efforts to cause the conditions set forth in Article 7 to be satisfied on a timely basis.

5.9 Closing Balance Sheet. No later than ten (10) days prior to the Closing, the Company shall deliver to Buyer a certificate setting forth the consolidated balance sheet of the Company as of the Closing Date, and prepared in accordance with GAAP based upon the Company’s books and records in accordance with the Company’s accounting policies and procedures consistently applied, in accordance with the Company’s historic past practice, and which fairly presents the consolidated financial condition of the Company in all material respects as of the date stated, and setting forth the aggregate amount of the Company’s assets (excluding cash and cash equivalents) as of immediately prior to the Closing Date less the aggregate amount of Liabilities and Transaction Expenses (the “Closing Balance Sheet”).

5.10 Litigation Support. If and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, including, but not limited to any such matters arising out of a Party’s defense of any matter subject to indemnification under Article 9 as permitted pursuant to such Article 9, each of the other Parties shall cooperate with such Party and such Party’s counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9). Notwithstanding the foregoing, each Seller shall only be required to provide such support, only to the extent the events described in 5.10(a) and 5.10(b) pertain directly to such Seller.

5.11 Financial Information Assistance. The Sellers shall, and shall use their best efforts to cause the Company to, provide Buyer all such information as is reasonably necessary to enable Buyer to prepare and file with the SEC any pro forma financial statements of the Buyer consolidated with the Company which may be required to be filed by Buyer pursuant to the Exchange Act and/or the Securities Act.

5.12  Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains, payroll, receipts, withholdings or value added tax be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains, receipts, withholdings or value added tax be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

5.13 Preparation and submission of Tax Returns & Tax Contest. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All Returns filed by Buyer after the Closing Date will be prepared in a manner consistent with the past practice and custom of the Company to the extent consistent with applicable Law. After the Closing Date, Buyer shall have the exclusive right to represent the interests of the Company in any and all Tax contests (“Tax Contest”); provided, however, that the Stockholders Representative shall have the right to participate in any such Tax Contest and to employ counsel at the Sellers expense of its choice for purposes of such participation to the extent that any such Tax Contest would reasonably be expected to result in a Tax indemnification liability of the Sellers pursuant to this Agreement.

5.14 Listing of Upfront Shares; Removal of Legends. Buyer shall use commercially reasonable efforts to cause the Upfront Shares to be approved for listing on the Tel Aviv Stock Exchange prior to the Closing. In addition, at Closing the Buyer and the Sellers receiving Upfront Shares will execute the Lock-Up and Registration Rights Agreement in the form attached as Schedule 5.14 (the “Registration Rights Agreement”), providing, inter alia, for the registration for resale of the Upfront Shares. Following the lapse of the Lock-Up Period (as defined in the Registration Rights Agreement), certificates evidencing the Upfront Shares shall not contain any legend: (i) while a registration statement covering the resale of such security is effective under the Securities Act (provided that if the holder is selling pursuant to the effective registration statement registering the securities for resale, the holder agrees to only sell such securities during such time that such registration statement is effective and such holder is not aware or has not been notified by the Buyer that such registration statement has been withdrawn or suspended, and only as permitted by such registration statement), or (ii) following any sale of such Upfront Shares pursuant to Rule 144, or (iii) if such Upfront Shares are eligible for sale under Rule 144 without any volume or manner of sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Buyer shall cause its counsel to issue a legal opinion to the relevant transfer agent promptly if required by the transfer agent to effect the removal of the legend hereunder. The Buyer and/or the Buyer’s transfer agent, may require an opinion of counsel in form and substance satisfactory to the Buyer and/or the Buyer’s transfer agent to the effect that any proposed legend removal, transfer or resale is in compliance with the Securities Act and any applicable state securities laws and the securities laws of other jurisdictions. If there is an effective registration statement to cover the resale of the Upfront Shares, or if such Upfront Shares may be sold under Rule 144 without any volume or manner of sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), Israeli Securities Laws or directives of the TASE, then such Upfront Shares shall be issued free of all legends.

5.15 Restrictive Covenants

(a) Public Announcements; Confidentiality. From and after the date of this Agreement,

(i) each Seller and the Company hereby covenants and undertakes to Buyer, as to itself, that such Seller and the Company shall not (and such Seller shall ensure that its representatives do not) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Buyer’s prior written consent.

(ii) each of the Sellers and the Company agrees, as to itself, that at all times after the date of this Agreement the Sellers shall (and the Sellers shall ensure that their respective representatives including the Stockholder Representative) keep strictly confidential all Confidential Information relating to the Company and the Buyer, including the Intellectual Property of the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, in case any Confidential Information or other information concerning the Parties hereto or the transactions contemplated hereunder is information that may be considered “material non-public information” pursuant to the securities laws and regulations governing Buyer and the securities exchanges on which its shares are traded – each of the Sellers and the Company hereby undertakes, as to itself, not to make any unlawful use of such information, including by way of effecting a transaction in a security of Buyer while the information or any part thereof is in the Seller’s or the Company’s possession. Each of the Sellers and the Company represents, as to itself, that it is aware, and will advise its respective representatives directors, officers, employees, consultants and agents who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

(iv) Notwithstanding that which is stated elsewhere in this Agreement, to the extent that Buyer is required under any applicable securities law, or by the applicable rules of any stock exchange on which Buyer lists its securities, to deliver any notice to a stock exchange or relevant securities regulatory authority and/or issue any press release or public announcement with respect to the commercial relationship between the Parties hereto and/or this Agreement, including the filing of a copy of this Agreement or any schedules, exhibits or annexes thereof, as may be required by law, it shall be permitted to issue such release, make such announcement, or file such filing, provided Buyer has afforded the Stockholder Representative a reasonable time to review such release and has considered, in good faith, the Stockholder Representative’s comments on such release. Notwithstanding the foregoing, the form of the first Report of Private Issuer on Form 6-k which is required to be submitted by the Buyer to the Commission in connection with this Agreement is attached hereto as Schedule 5.15. Without prejudice to the foregoing, with respect to any subsequent public disclosure of the terms of this Agreement which has not been previously made public, including the filing of the form of this Agreement, Buyer shall give advance notice to Stockholder Representative of such impending disclosure which shall be coordinated with the Stockholders Representative, and Buyer shall endeavor in good faith to assist the Stockholder Representative to secure and enable confidential treatment of confidential parts of the Agreement.

(b) Non Solicitation

(i) Non-Solicitation of Mr. [*****]. Each Seller covenants and agrees that it will not, knowingly solicit, induce, employ or engage Mr. [*****] in activities competitive with the Company’s Field as defined in the Consulting and Non-Compete Agreement at any time during a 12-month period following the Closing Date.

(ii). Nothing contained herein shall be deemed to derogate from the terms and conditions of the Consulting and Non-Compete Agreement entered between the Buyer and Mr. [*****].

(iii) The parties recognize and affirm that, in the event of a breach by a Seller and/or Mr. [*****], as applicable, of any of the provisions of this Section 5.15(b), money damages would be inadequate and Buyer would not have any adequate remedy at Law. Accordingly, the parties agree that Buyer shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each Seller’s and/or Mr. [*****]'s, as applicable, obligations under this Section 5.15(b) by an action or actions for specific performance, injunction and/or other equitable relief against a Seller and/or Mr. [*****], as applicable, without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 5.15(b), including the extension of the relevant period for such covenant, as applicable, by a period equal to (i) the length of the violation of this Section 5.15(b) plus (ii) the length of any court actions necessary to stop such violation. Each Seller and/or Mr. [*****], as applicable, agrees that the restrictions contained in this Section are reasonable in all respects and are necessary to protect the goodwill of the Company and each Seller and/or Mr. [*****], as applicable, shall not assert any claim regarding the appropriateness of the injunctive and/or equitable relief afforded to Buyer pursuant to this Section. Each Seller and/or Mr. [*****], as applicable, acknowledges that in the event that any covenant contained in this Section 5.15(b) should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.15(b) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c) Acknowledgements; Remedies. Without derogating the provisions of Section 5.15(b), each Seller and/or Mr. [*****] acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.15 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, (ii) the Buyer and its stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the Seller or any of its Affiliates breached any provision of this Section 5.15, (iii) any breach of any provision of this Section 5.15 by the Seller, Mr. [*****] or the Stockholder Representative or any of their respective Affiliates, as applicable, would result in a significant loss of goodwill by the Buyer and the Company, (iv) the Upfront Payment and the Upfront Shares is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.15 is reasonable given the benefits each Seller and/or Mr. [*****] will directly or indirectly receive hereunder, and (vi) Seller and/or Mr. [*****], as applicable, shall not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 5.15 in any Proceeding, regardless of who initiates such Proceeding. Each Seller and/or Mr. [*****] agrees that in the event of any actual or threatened breach by the Seller and/or Mr. [*****] or any of their respective Affiliates, as applicable, of any of the provisions contained in this Section 5.15, the Buyer will be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) showing that monetary damages are an inadequate remedy. Nothing contained herein will be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each Seller and/or Mr. [*****], as applicable, will cause each of its Affiliates to comply with this Section 5.15, and will be liable for any breach by any of its Affiliates of this Section 5.15. In the event of a breach or violation by a Seller and/or Mr. [*****] or any of their respective Affiliates, as applicable, of this Section 5.15, the relevant period for such covenant with respect to the Seller and/or Mr. [*****], as applicable, will be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 5.15.

Each Seller and/or Mr. [*****], as applicable, acknowledges and agrees that (i) it has had an opportunity to review with its, his or her own tax advisors the tax consequences of the sale of the Shares and the transactions contemplated by this Agreement. Each Seller understands that it, he or she must rely solely on its, his or her advisors and not on any statements or representations made by Buyer, the Company or any of their lawyers, advisors, agents or representatives. Each Seller shall be responsible for such Seller’s tax liability for Seller that may arise as a result of the acquisition of the Shares, or the transactions contemplated by this Agreement, and (ii) All information provided, or to be provided, to Buyer, the Paying Agent or to any Governmental Entity, by or on behalf of such Seller for purposes of enabling Buyer, the applicable Paying Agent or the Governmental Entity to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Seller pursuant to this Agreement and for the ITA to issue a Withholding Tax Certification is and will be accurate and complete when provided.

5.16 Bring Along. Immediately following the Effective Date, the Company shall deliver any required notices to any Remaining Holders (as defined in the Company Articles), and the Company shall take all further action as necessary to carry out the Bring Along with respect to any Remaining Holders which have not executed this Agreement as Sellers up to and including the Closing.

5.17 Release of Claims. Effective as of the Closing, each of the Sellers does hereby for itself and Persons it represents, controlled Affiliates, partners, heirs, beneficiaries, successors and assigns, if any, release and forever discharge the Company and its officers, directors, managers, members, shareholders, Affiliates, employees, agents successors and assigns from and against any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, in each case that existed or occurred on or before the Closing Date (“Released Matters”) that such Seller, in its his or her capacity as a shareholder, investor, officer, director, contractor, consultant or employee of the Company has or may have; provided that this release shall not extend to any right of the Sellers under this Agreement. It is the intention of the Sellers in executing this release that this release contained in this Section 5.17 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the Sellers of all Released Matters. Each of the Sellers hereby represents to Buyer that such party has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matters and that no Person other than such party has any interest in any Released Matter by Law or contract or by virtue of any action or inaction by such party. The invalidity or unenforceability of any part of this Section 5.17 shall not affect the validity or enforceability of the remainder of this Section 5.17, which shall remain in full force and effect. Effective as of the Closing, each of the Sellers does hereby for itself and Persons it represents, controlled Affiliates, partners, heirs, beneficiaries, successors and assigns, if any, release and forever discharge the Buyer, the Company and their respective officers, directors, managers, members, shareholders, Affiliates, employees, agents successors and assigns from and against any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that arise from any action taken or omitted to be taken by the Company under this Agreement or actions taken in connection with the preparation and delivery of any document by the Company hereunder (including the Spreadsheet), and each Seller agrees that he, she or it will not seek to recover any amounts solely in connection therewith or thereunder from the Company, the Buyer or any of their respective Affiliates or representatives or any of the successors or assigns of any of the foregoing. Nothing contained herein shall not derogate from any right of the Sellers under this Agreement.

5.18 Insurance. Prior to the Closing, the Company may purchase, for the benefit of all officers and directors of the Company, policies of directors’ and officers’ and fiduciary liability “tail” or “run-off” insurance providing for such coverage as the Company and Buyer may determine in its sole discretion prior to the Closing; provided, however, that any costs and expenses related thereto shall be considered part of the Transaction Expenses.

5.19 Post-Closing Product Development. From and after the Closing, the Buyer and/or the Company shall use commercially reasonable efforts, at its expense, to develop, commercialize and market Products.

5.20 Information Rights. Without derogating from the generality of Section 5.19 and the reports to be provided pursuant to Section 2.3(ix) above, from and after the Closing, the Stockholder Representative, on behalf of the Sellers, shall be entitled to request Buyer (and/or Company’s CEO) to provide, subject to customary confidentiality undertakings, and Buyer shall not unreasonably withhold, certain information with respect to Buyer’s and/or Company’s development and commercialization efforts of the Products, provided, however, that such requests will be made on a reasonable basis with an effort to limit such requests to up to once a year. Such information will be kept confidential by the Stockholder Representative may be considered material non-public information and restrict the Stockholder Representative and anyone on his behalf from trading the Buyer’s shares according to any applicable securities law.

5.21 Technology Return Option. If, at any time during the period between the Closing and the date on which the last of the milestones set forth in Sections 2.3(i) and (ii) was attained, the Buyer decides to cease all further research, development or commercialization of the Technology in all jurisdictions worldwide, then the Buyer shall deliver to the Stockholder Representative a written notice of such cessation (the “Termination Notice”). Within thirty (30) days of the Stockholder Representative's receipt of the Termination Notice, the Stockholder Representative, on behalf of the Sellers, may notify Buyer on its intention to acquire the Company Intellectual Property in consideration for (i) [*****] Dollars ($[*****]), [*****] if the Termination Notice was provided prior to the successful completion of [*****] (as shall be clearly defined in such study protocol) with the [*****] and successful completion of the Technology Transfer in accordance with the Technology Transfer Plan, or (ii) [*****] Dollars ($[*****]) if the Termination Notice was provided after the aforesaid milestone, [*****] in each case plus [*****], by delivering a written notice (an “Exercise Notice”) to the Buyer.  If the Stockholder Representative does not deliver an Exercise Notice to the Buyer on or prior to the end of such thirty (30) day period, the Buyer shall have no further obligations to the Sellers pursuant to this Section 5.21. In the event the Buyer receives an Exercise Notice, the Buyer and the Stockholder Representative shall negotiate a purchase agreement based on the commercial terms indicated for the transfer and assignment of any and all rights held by the Buyer and its Affiliates related to the Company Intellectual Property to the Sellers, including (i) all documents and other materials filed by or on behalf of Buyer and its Affiliates in furtherance of applications for regulatory approval in the relevant territory with respect to Products; and (ii) all intellectual property, Know-how, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of the Buyer and its Affiliates, which relate directly to the Products.

5.21 General. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

Each of the representations and warranties of each Seller which is a party to a Transaction Document containing such representations and warranties (whether as original party, transferee or by joinder agreement) contained in a Transaction Document or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are subject to materiality or similar qualifications or exceptions will be true and correct in all respects on and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all respects as of such date), and each of the representations and warranties of each Seller which is a party to a Transaction Document containing such representations and warranties (whether as original party, transferee or by joinder agreement) contained in a Transaction Document or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are not subject to materiality or similar qualifications or exceptions, all as may be updated in the Disclosure Schedule by the Stockholder Representative to reflect changes between signing and Closing, will be true and correct in all material respects on and as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all material respects as of such date).

6.2 Performance of Covenants. Each of the covenants and obligations that the Company, and/or Sellers, are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. Specifically, Shares constituting all of the issued and outstanding share capital of the Company shall be purchased by the Buyer pursuant to the terms hereof.

6.3 Governmental and Other Consents.

(a) Governmental Consents. All filings with, notices to, and other consents of any Governmental Authority required to be made or obtained on or prior to the Closing Date in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other applicable Law shall have expired or been terminated.

(b) TASE Approval. The TASE Approval has been received by the Buyer.

6.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

6.5 Deliverables. The Seller shall have delivered to Buyer each of the deliverables detailed in Section 2.5 above.

6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Authority and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

6.7 No Legal Proceedings. No Governmental Authority and no other Person shall have commenced or threatened (or made any determination) to commence any legal proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Shares; (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (d) seeking to compel any of the Company, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Stockholder Representative), at or prior to the Closing, of the following conditions, as determined by the Stockholder Representative:

7.1 Accuracy of Representations.

Each of the representations and warranties of the Buyer contained in the Transaction Documents or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are subject to materiality or similar qualifications or exceptions will be true and correct in all respects on and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all respects as of such date), and each of the representations and warranties of the Buyer contained in the Transaction Documents or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are not subject to materiality or similar qualifications or exceptions will be true and correct in all material respects on and as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all material respects as of such date).

7.2 Performance of Covenants. Each of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 The Consideration. The Upfront Payment was delivered to the Paying Agent and certificates (whether physical or digital) evidencing the Upfront Shares, were deposited with the Paying Agent, or a formal approval from BNYM indicating that the Upfront Shares have been registered in the name of the Sellers as set forth in the Spreadsheet, have been provided to the Paying Agent, all in accordance with the Paying Agent Agreement.

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Authority and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

7.4 No Legal Proceedings. No Governmental Authority and no other Person shall have commenced or threatened (or made any determination) to commence any legal proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Seller of any material right pertaining to its ownership of the Upfront Shares; or (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

7.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.

ARTICLE 8

TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Stockholder Representative;

(b) by either Buyer or the Stockholder Representative if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any legal requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of such transactions illegal;

(c) by Buyer if: (i) any of the representations and warranties of the Sellers contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; (ii) any of the covenants and obligations which the Sellers is required to comply with or to perform as set forth in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Company Material Adverse Effect shall have occurred and the change or effect resulting therefrom continues in effect such that the condition set forth in Section 6.4 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Sellers as of a date subsequent to the date of this Agreement or a breach of a covenant or obligations by the Sellers is curable by the Stockholder Representative or the Sellers through the use of reasonable efforts before 19:00 p.m. (Israel time) on the 14th day after Buyer notifies the Stockholder Representative in writing of the existence of such inaccuracy or breach (the “Sellers Cure Period’’), then Buyer may not terminate this Agreement under this Section 8.l(d) as a result of such inaccuracy or breach prior to the expiration of the Sellers Cure Period, provided that the Stockholder Representative or the Sellers, as applicable, during the Sellers Cure Period, continue to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.l(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Sellers Cure Period); or (iv) any of the other conditions to Closing set forth in Section 6 have not been satisfied by within ten (10) business days following execution.

(e) by the Sellers if: (i) any of Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) a Buyer Material Adverse Effect shall have occurred and the change or effect resulting therefrom continues in effect such that the condition set forth in Section 7.4 would not be satisfied; provided, however, that if an inaccuracy in any of Buyer’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Buyer is curable by Buyer through the use of reasonable efforts before 19:00 p.m. (Israel time) on the 14th day after the Stockholder Representative notifies Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Stockholders Representative may not terminate this Agreement under this Section 8.l(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided Buyer, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Stockholder Representative may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period); or (iv) any of the other conditions to Closing set forth in Section 7 have not been satisfied within ten (10) working business following execution.

8.2 Termination Procedures. If Buyer wishes to terminate this Agreement pursuant to Section 8.1, Buyer shall deliver to the Stockholder Representative a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If the Stockholder Representative wishes to terminate this Agreement pursuant to Section 8.1, the Stockholder Representative shall deliver to Buyer a written notice stating that the Stockholders Representative is terminating this Agreement and setting forth a brief description of the basis on which the Stockholders Representative (acting for the Sellers) is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties shall terminate, other than those obligations which by their terms would be deemed to survive termination of the Agreement. Nothing in the foregoing shall be construed as restricting any Party from terminating this Agreement for breach by the other Party as provided by applicable Law or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

ARTICLE 9

STOCKHOLDER REPRESENTATIVE

9.1 Authorization of the Stockholder Representative.

(a) The Stockholder Representative (and each successor appointed in accordance with this Section 9.1) hereby is appointed, authorized and empowered to act, until the earlier of (i) the Closing, or (ii) the termination of this Agreement, on behalf of each Seller, as such Seller’s true and lawful agent and attorney-in-fact, in connection with, and to facilitate the consummation of the transactions contemplated by this Agreement, and in connection with the activities to be performed on the Sellers’ behalf under this Agreement, for the purposes and with the powers and authority set forth in this Section 9.1, which will include the power and authority:

(i) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the transactions contemplated by this Agreement as the Stockholder Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(ii) as the Stockholder Representative of the Sellers, to enforce and protect the Sellers’ rights and interests and to enforce and protect the Sellers’ rights and interests arising out of or under or in any manner relating to this Agreement (including in connection with any claims related thereto) and, in connection therewith, to (i) assert any claim or institute any action, (ii) investigate, defend, contest or litigate any action, initiated by Buyer, or any other Person, against the Sellers, and receive process on behalf of each Seller in any such action and compromise or settle on such terms as the Stockholder Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Sellers with respect to any such action, (iii) file any proofs, debts, claims and petitions as the Stockholder Representative may deem advisable or necessary, (iv) settle or compromise any claims related to the transactions contemplated by this Agreement, (v) assume, on each Seller’s behalf; the defense of any claims related to such transactions, and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, it being understood that the Stockholder Representative will not have any obligation to take any such actions, and will not have Liability for any failure to take any such action;

(iii) to refrain from enforcing any right of any Seller and/or of the Stockholder Representative arising out of or under or in any manner relating to this Agreement; and

(iv) to make, execute, acknowledge and deliver all such other contracts , guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Agreement.

(b) The grant of authority provided for in this Section 9.1: (i) is coupled with an interest and is being granted, in part, as an inducement to all of the Sellers and Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) may be exercised by the Stockholder Representative acting by signing as Stockholder Representative of any Seller.

(c) Until the earlier of (i) the Closing, or (ii) the termination of this Agreement, the Buyer shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Seller). Until (i) the Closing, or (ii) the termination of this Agreement the Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Stockholder Representative, as fully binding upon such Seller.

9.2 Exculpation; Indemnity.

The Sellers shall solely bear the reasonable fees, commissions and expenses of the Stockholder Representative, if any, including any of its out-of-pocket expenses incurred as Stockholder Representative, each Seller to bear its pro rata share in accordance with the portion of the payments such Seller shall receive pursuant to Sections 2.2 and 2.3 hereof, as set forth in the Spreadsheet.

In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, (i) the Stockholder Representative will not assume any, and will incur no, Liability whatsoever to any Party because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement INCLUDING BECAUSE OF THE STOCKHOLDER REPRESENTATIVE’S OWN NEGLIGENCE; (ii) the Stockholder Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice will not subject the Stockholder Representative to Liability to any Party and (iii) each Seller hereby indemnifies and holds harmless the Stockholder Representative from any Damages or expenses arising from its performance of its duties as the Seller’s representative hereunder.

9.3 Removal and Replacement of Stockholder Representative; Successor Stockholder Representative.

(a) If the Stockholder Representative or his heir or personal representative, as the case may be, advise the Sellers that the Stockholder Representative is unavailable to perform its duties hereunder, within two business days of notice of such advice, a Stockholder Representative, will be appointed by the Sellers who held, immediately prior to the Closing, a majority of the voting power held in aggregate by the Sellers with respect to the Company’s voting securities.

(b) Any Stockholder Representative may be removed at any time by a written notice delivered by the Sellers, who held, immediately prior to the Closing, a majority of the voting power with respect to the Company’s voting securities held in aggregate by the Sellers, to the Stockholder Representative, the other Sellers, and the Buyer. No Stockholder Representative may be removed until Sellers who held a majority of the voting power with respect to the Company’s voting securities held in aggregate by the Sellers, immediately prior to the Closing, have replaced such Stockholder Representative by written notice delivered to the Sellers and Buyer.

(c) If any successor Stockholder Representative is appointed under Section 9.1 or this Section 9.3, such appointment will be effective upon delivery of written notice thereof executed by the Sellers who hold (or held, as applicable) a majority of the voting power with respect to the Company’s voting securities held in aggregate by the Sellers, immediately prior to the Closing, to each of the Stockholder Representative, the other Sellers and Buyer. Any successor Stockholder Representative will have all of the authority and responsibilities conferred upon or delegated to a Stockholder Representative pursuant to this Article 9.

(d) Stockholder Representative may resign from its role as Stockholder Representative at any time, at its sole and absolute discretion, and upon such resignations the Sellers shall act to appoint a new Stockholder Representative in accordance with the provisions of this Section 9.3.

(e) If for any reason there is no Stockholder Representative at any time, all references herein to the Stockholder Representative shall be deemed to refer to the Sellers.

ARTICLE 10

INDEMNIFICATION

10.1 Survival of Representations, Etc. Subject to the limitations in this Article 10, all covenants, agreements, representations and warranties made by Sellers and Buyer pursuant to this Agreement shall be deemed to have survived the Closing and shall remain effective, subject to the provisions of Section 10.6.

10.2 Indemnification Provisions for Benefit of Buyer.

(i) Subject to the limitations in this Article 10, following the Closing, each Seller shall, severally but not jointly, indemnify and save and hold Buyer and its Affiliates and their respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents (“Buyer Indemnified Parties”) harmless from and against any Damages suffered or incurred by any Buyer Indemnified Party (provided that each Seller shall be limited in his or its respective obligations hereunder by the other limitations set forth in this Article 10) arising out of or resulting from (a) a breach of any representation or warranty made by such Seller pursuant to Section 3.1 (for purposes of determining breach, default, inaccuracy, non-fulfilment or failure and the amount of Damages resulting therefrom, "materiality", "Material Adverse Change" or similar qualifications and exceptions contained therein shall be disregarded), or (b) a breach by such Seller of any covenant or agreement in this Agreement or the failure of such Seller duly to perform or observe any covenant or agreement in this Agreement; or (c) any claim by ITA with respect to the miscalculation of withholding Tax amount paid for the benefit of such Seller.

(ii) Subject to the limitations in this Article 10, following the Closing, the Sellers, jointly and severally shall indemnify and save and hold Buyer Indemnified Parties harmless from and against any Damages suffered or incurred by any Buyer Indemnified Party arising out of or resulting from:

(a) a breach of any representation or warranty made pursuant to Section 4 in this Agreement (for purposes of determining breach, default, inaccuracy, non-fulfilment or failure and the amount of Damages resulting therefrom, "materiality", "Material Adverse Change" or similar qualifications and exceptions contained therein shall be disregarded); or

(b) a breach by the Company of any covenant or agreement in this Agreement or the failure by the Company to duly perform or observe any covenant or agreement in this Agreement; or

(c) all Taxes (or the non-payment thereof) of (i) the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”) provided, however, that the Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the Financial Statements, and (ii) any Tax liability of the Sellers in connection with any payment made or deemed made to the Sellers pursuant to this Agreement not reduced by the amount required to be withheld under applicable Law; or

(d) claims made by any third party related to the Company’s share capital including with respect to the cancellation of the Options or any claims made in connection with the inaccuracy of the Spreadsheet; or

(e) any inaccuracy of the Closing Balance Sheet.

10.3 Indemnification Provisions for Benefit of Sellers. Subject to the limitations in this Article 10, following the Closing, Buyer shall indemnify, and save and hold harmless each of Sellers and such Seller’s Affiliates and their respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents (“Seller Indemnified Parties”) from and against any Damages suffered or incurred by any one or more of them arising out of or resulting from:

(a) a breach of any representation or warranty made by Buyer in this Agreement; or

(b) the failure of Buyer duly to perform or observe any covenant or agreement in this Agreement required on the part of Buyer to be performed or observed before or after the Closing Date.

10.4  Exclusive Remedy. This Article 10 constitutes the Buyer’s and each Seller’s sole and exclusive remedy for any and all Damages or other claims (excluding any actions for specific performance) relating to or arising from this Agreement, any of the agreements, documents and instruments executed and delivered in connection herewith or the transactions contemplated by any of the foregoing. Neither of Buyer nor Seller may avoid such limitation on Liability by seeking damages for breach of contract, tort, cost recovery or contribution pursuant to any other theory of Liability, other than claims based on fraud or intentional misrepresentation or willful misconduct.

10.5 Damage to Buyer. The Parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, by a Seller, then (in lieu of any of the rights of Company as an indemnitee), Buyer shall be deemed, by virtue of its ownership of the Shares, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.6 Term.

(a) Any rights of a Buyer Indemnified Party to indemnification under this Agreement (including under Section 10.2) shall apply only to those claims written notice of which shall have been delivered by Buyer to the relevant Sellers on or before 20 months from the Closing Date (the “Survival Period”). Notwithstanding the foregoing, the rights of Buyer Indemnified Party to indemnification pursuant to: (i) Sections 4.1 (organization and corporate power), 4.2 (capitalization), 4.11 (tax matters), and 4.21 (anti-corruption compliance) (collectively, “Fundamental Reps”), and (ii) Section 10.2(i)(a) through Section 10.2(i)(c) and Section 10.2(ii)(b) through Section 10.2(ii)(e) shall apply until sixty (60) days following the expiration of any applicable statute of limitations.

(b) Any rights of any Seller Indemnified Party to indemnification under this Agreement (including under Section 10.3) shall apply only to those claims written notice of which shall have been delivered by Sellers to Buyer on or before the end of the Survival Period.

(c) The Survival Period shall not apply in the case of fraud, intentional misconduct or misrepresentation.

10.7 Indemnification Limitations

(a) Except in case of (A) fraud, intentional misconduct or misrepresentation, (B) indemnification pursuant to a breach of Fundamental Reps or indemnification pursuant to Section 10.2(i)(a) through Section 10.2(i)(c), or Section 10.2(ii)(b) through Section 10.2(ii)(e), any right of an Indemnified Party to indemnification under this Agreement shall not apply to any claim until the aggregate of all such claims which have become final totals at least $[*****] (the “Indemnity Basket”), in which event such indemnity shall apply to all such claims which become final, but only to the extent of the amount in excess of the Indemnity Basket.

(b) Notwithstanding anything to the contrary herein, the maximum liability of the Sellers for indemnification (A) pursuant to Section 10.2(ii)(a) (other than with respect to Fundamental Reps), shall not exceed US$[*****], (B) pursuant to Fundamental Reps or Section 10.2(ii)(b) through Section 10.2(ii)(e), or in the case of fraud, intentional misconduct or misrepresentation, shall not exceed the Upfront Payment, the value of the Upfront Shares (at the Closing Date) and any Contingent Payment, collectively. Notwithstanding anything to the contrary herein, the maximum liability of each Seller for indemnification pursuant to Section 10.2(i)(a) through Section 10.2(i)(c), shall not exceed such Seller’s portion in the Upfront Payment, the value of the Upfront Shares (at the Closing Date), as applicable and any Contingent Payment, collectively.

(c) Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable law, except in instances of fraud or intentional misrepresentation, in connection with Buyer’s breach of its representations under Section 3.2(f), (g), (h), (i), (j) and (l), Buyer’s aggregate liability arising out of this Agreement whether based upon warranty, contract, tort or otherwise, will be limited to $[*****].

(c) To the fullest extent permitted by applicable law, and except in the case of a party’s indemnification obligations hereunder, as well as its intentional misconduct or fraud, in no event will a Party hereto party be liable for special, incidental, consequential or punitive damages or losses, including, but not limited to, any lost profits or opportunities, arising out of, relating to, or in connection with this Agreement, even if such Party has been advised of the possibility of such damages or losses.

10.8 Indemnification Procedure

(a) In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party will give written notice regarding such Third Party Claim to the Indemnifying Party within 30 days after learning of such Third Party Claim, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent (and only to the extent) that the Indemnifying is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this Article 10.

(b) The Indemnifying Party will be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense (which expenses will not be applied against any indemnity limitation herein). The Indemnifying Party at its option will be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim within 15 days of receipt of notice from the Indemnified Party, (ii) appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense and (iii) entering into a written agreement with the Indemnified Party that the Indemnifying Party is unconditionally obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Indemnified Party will have the sole right to assume the defense of and to settle such Third Party Claim.

(c) If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party other than any fees and expenses of such separate counsel (i) that are incurred prior to the date the Indemnifying Party assumes control of such defense, (ii) if the Indemnified Party reasonably will have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party, or (iii) if the Indemnifying Party may have different, conflicting, or adverse legal positions or interests from the Indemnified Party with respect to such Third Party Claim.

(d) Notwithstanding anything to the contrary contained herein, the Indemnifying Party will not be entitled to assume the defense of a Third Party Claim (and the Indemnified Party will be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this Article 10, (v) the Third Party Claim invokes Taxes, (vi) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (vii) the Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnifying Party in respect of such Third-Party Claim or any litigation relating thereto, (viii) the Third Party Claim involves a material customer or material supplier of the Indemnified Party, or (ix) the Indemnifying Party fails to vigorously defend the Third Party Claim.

(e) If the Indemnifying Party will assume the defense of any Third Party Claim, the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim.

(f) Indemnification by the Indemnifying Party, in respect of a Third Party Claim will be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or within 10 days following the Indemnifying Party’s receipt of notice that Losses have been incurred.

(g) Notwithstanding the provisions of Section 11.13, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(h) The Indemnifying Party will not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it hereunder by the Indemnified Party.

(i) In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party will deliver a written notice of such claim with reasonable promptness to the Indemnifying Party, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this Article 10. If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice will be conclusively deemed a Liability of the Indemnifying Party hereunder and the Indemnifying Party will pay the amount of such Liability to the Indemnified Party on demand subject to the limitations set forth in this Article 10.

(j) If the Indemnifying Party agrees that it has an indemnification obligation under this Article 10 but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party will pay such lesser amount promptly to the Indemnified Party, subject to the limitations set forth in this Article 10, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(k) If the Indemnifying Party objects in writing to any claim or claims by Indemnified Party within such twenty (20) days, Indemnifying Party and Indemnified Party shall attempt in good faith for twenty-five (25) days thereafter to resolve such objection. If Indemnifying Party and Indemnified Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached during the twenty-five (25) days period for good faith negotiation, but in any event upon the expiration of such twenty-five (25) days period, Indemnified Party may bring a claim in accordance with Section 11.13 to resolve the matter.

10.9 Investigation. Notwithstanding anything to the contrary contained herein, if the transactions contemplated hereby are consummated, the Indemnified Parties expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding (a) any investigation by, disclosure to or knowledge of the Indemnified Parties or any of their respective Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of the Indemnified Parties or any of their respective Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof, or (b) the Sellers’ waiver of any condition to the Closing or participation in the Closing.

10.10 Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement will be treated by the Buyer, each Seller and their respective Affiliates, to the extent permitted by Law, as an adjustment to the purchase price paid for the Shares for income Tax purposes.

ARTICLE 11
MISCELLANEOUS

11.1 Entire Agreement. This Agreement and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, undertakings or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.2 No Third Party Beneficiaries. Other than as otherwise explicitly set forth herein, there are no third party beneficiaries having rights under or with respect to this Agreement.

11.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other parties. For clarity, subject to and without prejudice to any provisions of the Lock Up Agreements, each Seller may freely transfer any of its Upfront Shares to the extent such transfer is in compliance with applicable Law and the provisions of this Agreement or any Ancillary Agreements. Notwithstanding anything herein to the contrary, Buyer may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any Affiliate, provided that Buyer remains obligated hereunder. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

11.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered, given and received (a) if delivered by hand, when delivered; (b) if sent via email on any Business Day, when receipt is confirmed; (c) if sent via email on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, in each case to the address or emails set forth beneath the name of such party below:

If to Sellers:

At each Seller’s respective address as stated in Exhibit A hereto.

With a copy (which shall not constitute notice) to:

Horn & Co. Law Offices

Amot Investments Tower, 2 Weizmann St., 24th Floor

Tel-Aviv 6423902, Israel

[Attn: Adv. [*****]

Email: [*****]

If to Buyer:	Purple Biotech Ltd.
Address: 4 Oppenheimer St., Science Park, Rehovot, 7670104, Israel

Attn: [*****]
Email: [*****]

With a copy (which shall not constitute notice) to:

Fischer (FBC&Co.)

Azrieli Town, 146 Menachem Begin St.

Tel-Aviv, Israel

Attn: [*****]

Email: [*****]

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited or air courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.5 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any choice of law principles.

11.7 Amendment; Extensions: Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and the Stockholder Representative (and if for any reason there is no Stockholder Representative at such time, by Sellers holding at least a majority of the capital stock of the Company held in aggregate by the Sellers on the Closing Date); and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Neither the failure nor any delay on the part of any Party to exercise any power, right, privilege or remedy under this Agreement will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.8 Severability. The provisions of this Agreement will be deemed severable and the invalidity, unlawfulness or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, and the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.9 Fees and Expenses. Except as otherwise expressly provided in this Agreement, including as set forth in Article 10, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. Seller hereby represents, that it is not a party to any undertaking pursuant to which Buyer is obligated to pay any fee to any broker or agent in connection with the transaction contemplated by this Agreement.

11.10 Counterparts: Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by exchange of signatures by facsimile or electronic scan. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

11.11 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises , this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement, and the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to dollars or $ shall mean United States dollars. The words “include,” “includes,” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather will be deemed to be followed by “without limitation.” The use of the word “or” shall I not be exclusive. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole (including any Exhibits, Annexes, Appendices and Schedules which are deemed part of this Agreement, and included in any references to such term), and not to any particular subdivision unless expressly so limited. References to Sections, Exhibits, Annexes, Appendices and Schedules refer respectively, unless otherwise noted to Sections of this Agreement and the Exhibits, Annexes, Appendices and Schedules attached hereto.

11.12 Schedules. The Parties will be deemed to have knowledge of the contents of the Schedules to this Agreement, and any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule if the applicability of such disclosure to any other applicable representation, warranty or covenant would be reasonably apparent on its face to a Person reviewing the Schedules, notwithstanding the omission of an appropriate cross reference thereto. The Parties acknowledge and agree that the disclosure by Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

11.13 Dispute Resolution. Should there be a dispute between the Parties relating to or arising from this Agreement or any of the agreements , documents and instruments executed and delivered in connection herewith or the transactions contemplated by any of the foregoing, and if the dispute cannot be settled through direct discussions, the Parties agree that any unresolved controversy or claim arising out of or in any way relating to this Agreement and the transactions contemplated hereby shall be submitted to the exclusive jurisdiction of the applicable courts of the State of Israel in the Tel Aviv District. The Parties hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter thereof may not be enforced by such courts.

11.14 Independent Nature of Seller’ Obligations and Rights. The obligations of each Seller under any Transaction Document are several and not joint with the obligations of any other Seller, and no Seller shall be responsible in any way for the performance or non-performance of the obligations of any other Seller under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Seller pursuant hereto or thereto, shall be deemed to constitute the Sellers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Sellers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Seller shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Seller to be joined as an additional party in any Proceeding for such purpose. Each Seller has been afforded the opportunity to be represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Buyer has elected to provide all Sellers with the same terms and Transaction Documents for the convenience of the Buyer and not because it was required or requested to do so by any of the Sellers. It is expressly understood and agreed that, unless stated otherwise, each provision contained in this Agreement and in each other Transaction Document is between the Buyer and a Seller, solely, and not between the Buyer and the Sellers collectively and not between and among the Sellers.

11.15 Certain Adjustments. Each of the variables in this Agreement is connection with any price per Ordinary Share of the Buyer or ADS of the Buyer shall be appropriately and proportionately adjusted to reflect any (i) subdivision of outstanding ordinary shares or ADSs of the Buyer into a larger number of ordinary shares or ADSs, as applicable, (ii) combination (including by way of reverse share split) of outstanding ordinary shares or ADSs of the Buyer into a smaller number of ordinary shares or ADSs, as applicable, (iii) stock dividend or (iv) other change in the ordinary shares of ADSs of the Buyer which may be made by the Buyer after the date of this Agreement. Any adjustment made pursuant to this sub-section shall become effective immediately after the record date for the determination of shareholders entitled to receive such stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination or other change.

11.16 Payment Currency. All payments made pursuant to this Agreement shall be made in U.S. Dollars, by wire transfer of immediately available funds, to an account to be designated by each Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

BUYER:

PURPLE BIOTECH LTD.

By:
Name:
Title:

SELLERS:

[Seller signatures on Exhibit A]

Purple Biotech Ltd. - Immunorizon Ltd.

Exhibit A

[*****]

Exhibit B

[Attached]

Schedule 2.5(A)(i)

Share Transfer Deed

Pursuant to the Share Purchase Agreement (the “Agreement”), by and between Purple Biotech Ltd. as set forth therein (the “Buyer”), and ____________________ (the “Seller”), the Seller hereby sells, assigns and transfers to the Buyer all of their right, title and interest in and to ____________________ shares, of Immunorizon Ltd., an Israeli private corporation (the “Company”), NIS 0.01 par value per share, standing in the Seller name on the books of the Company, and does hereby irrevocably appoint the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Dated: _________, 2023	By:
[SELLER]

I hereby accept the transfer

By:
Purple Biotech Ltd.

Schedule 2.5(A)(v)

Seller Certificate